Exhibit 10.1

[EXECUTION VERSION]

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of March 13, 2019

by and among

WINDSTREAM SERVICES, LLC
as a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code,

WINDSTREAM HOLDINGS, INC.
as a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, as Holdco,

The Other Guarantors Party Hereto,

The Lenders Party Hereto

and

CITIBANK, N.A.,
as Administrative Agent and Collateral Agent,

and

CREDIT SUISSE LOAN FUNDING LLC
GOLDMAN SACHS BANK USA
JPMORGAN CHASE BANK, N.A.
BARCLAYS BANK PLC
DEUTSCHE BANK SECURITIES INC.

as Co-Documentation Agents

CITIBANK, N.A.,
as Bookrunner and Lead Arranger

CREDIT SUISSE LOAN FUNDING LLC
GOLDMAN SACHS BANK USA
JPMORGAN CHASE BANK, N.A.
BARCLAYS BANK PLC
DEUTSCHE BANK SECURITIES INC.

as Joint Bookrunners and Joint Lead Arrangers

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 3.05	–	Real Properties
Schedule 3.06	–	Disclosed Matters
Schedule 3.09	–	Tax Related Agreements
Schedule 3.12	–	Subsidiaries
Schedule 5.10	–	Certain Regulated Subsidiaries
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments
Schedule 6.08	–	Existing Stock Option Agreements
Schedule 6.09	–	Transactions with Affiliates
Schedule 6.10	–	Existing Restrictions

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Interim Order
Exhibit C	–	Form of Security Agreement
Exhibit D	–	[Reserved]
Exhibit E	–	[Reserved]
Exhibit F	–	Form of U.S. Tax Compliance Certificate
Exhibit G	–	[Reserved]

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of March 13, 2019 by and among WINDSTREAM SERVICES, LLC, a Delaware limited liability company and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, as Borrower, WINDSTREAM HOLDINGS, INC., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, as Holdco, each of the other Persons identified on Schedule A each as a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code and as Guarantors, the LENDERS party hereto, Citibank, as Administrative Agent and Collateral Agent.

PRELIMINARY STATEMENTS

WHEREAS, the capitalized terms used in these preliminary statements shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, on February 25, 2019, (the “Petition Date”), the Borrower, and certain Domestic Subsidiaries and Affiliates of the Borrower (collectively, and together with any other Affiliates that become debtors-in-possession in the Cases, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (each case of the Borrower and such Domestic Subsidiaries, a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and in the management of their businesses pursuant to Section 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has requested the Lenders to extend credit (a) in the form of Revolving Loans and Letters of Credit at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $500,000,000 (the “Revolving Facility”), (b) in the form of Term Loans in an aggregate principal amount of $500,000,000 (the “Term Facility” and, together with the Revolving Facility, the “Facilities”), with all of the obligations with respect to all of the foregoing to be guaranteed by each Loan Party;

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein;

WHEREAS, priority of the Facilities with respect to the Collateral granted to secure the Loans shall be as set forth in the Interim Order and the Final Order, in each case upon entry thereof by the Bankruptcy Court, and in the Security Documents;

WHEREAS, all of the claims and the Liens granted under the Orders and the Loan Documents to the Administrative Agent and the Lenders in respect of the Facilities shall be subject to the Carve Out; and

NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth herein, the parties hereto agree as follows:

ARTICLE 1
Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any purchase or acquisition by any Wireline Company in a single transaction or a series of transactions individually or, together with its Affiliates, of (a) any Equity Interests in another Person which are sufficient to permit such Wireline Company and its Affiliates to Control such other Person or (b) all or substantially all of the assets of, or assets comprising a division, unit or line of business of, another Person, whether or not involving a merger or consolidation with such other Person.  “Acquire” has a meaning correlative thereto.

“Act” has the meaning specified in Section 9.13.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Citibank, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and its permitted successors in such capacity as provided in Article 8.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent, the Collateral Agent, the Co-Documentation Agents, the Lead Arranger and the Joint Bookrunners and Arrangers.

“Agreement”, when used with reference to this Agreement, means this Superpriority Secured Debtor-In-Possession Credit Agreement as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“All-in Yield” means, as to any Indebtedness on any date of determination, the yield thereon, based on the interest rate applicable to such Indebtedness on such date, including margin, original issue discount, upfront fees (with original issue discount and upfront fees being equated to interest margins for purposes of determining the yield on any Indebtedness assuming a two-year weighted average life), or otherwise; provided that “All-in Yield” shall not include arrangement, underwriting, structuring or similar fees paid to arrangers or fees that are not paid ratably to the market for such Indebtedness.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period in effect on such day plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, Federal Funds Effective Rate or Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Rate” means, for any day and for any Loan, the following percentages per annum set forth opposite such Loans:

Class	Eurodollar Loans	ABR Loans
Revolving Loans	2.50%	1.50%
Term Loans	2.50%	1.50%

“Approved Bankruptcy Court Order” means (a) each of the Orders, as such order is amended and in effect from time to time in accordance with this Agreement, (b) any other order entered by the Bankruptcy Court regarding, relating to or impacting (i) any rights or remedies of any Secured Party, (ii) the Loan Documents (including the Loan Parties’ obligations thereunder), (iii) the Collateral, any Liens thereon or any Superpriority Claims (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or Superpriority Claims), (iv) use of cash collateral, (v) debtor-in-possession financing, (vi) adequate protection or otherwise relating to any Prepetition Secured Debt, (vii) [reserved], or (viii) any Reorganization Plan, in any such case, that (x) is in form and substance satisfactory to the Administrative Agent and the Required Lenders, (y) has not been vacated, reversed or stayed and (z) has not been amended or modified in a manner adverse to the rights of the Lenders except as agreed in writing by Administrative Agent and the Required Lenders in their sole discretion, and (c) any other order entered by the Bankruptcy Court that (i) is in form and substance reasonably satisfactory to the Administrative Agent, (ii) has not been vacated, reversed or stayed and (iii) has not been amended or modified except in a manner not adverse to the interests of the Administrative Agent and the Lenders in their capacities as such or as is otherwise reasonably satisfactory to the Administrative Agent.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Approved Reorganization” means a reorganization pursuant to a Reorganization Plan that, upon the consummation thereof, provides for the termination of the aggregate Commitments, indefeasible payment in full in cash of the obligations under the Loan Documents and Cash Collateralizing the LC Exposure in respect of such Letter of Credit in the manner set forth in the first sentence of Section 2.04(j).

“Asset Disposition” means, in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise, (a) any sale, lease, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any assets of any Wireline Company pursuant to Section 6.05 (g) or (o), (b) the issuance by any Subsidiary of any Equity Interest, or (c) the receipt by any Subsidiary of any capital contribution, other than (x) any such issuance of an Equity Interest to, or the receipt of any such capital contribution from, another Wireline Company and (y) directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or any other court having jurisdiction over the Cases from time to time.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or assets appointed for it, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Law” means each of (i) Title 11, U.S.C., as now or hereafter in effect, or any successor thereto, (ii) any domestic or foreign law relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, debt adjustment, receivership or similar debtor relief from time to time in effect and affecting the rights of creditors generally (including without limitation any plan of arrangement provisions of applicable corporation statutes), and (iii) any order made by a court of competent jurisdiction in respect of any of the foregoing.

“Barclays” means Barclays Bank PLC.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Windstream Services, LLC, a Delaware limited liability company, together with its successors.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided notwithstanding the foregoing or anything else in this Agreement to the contrary, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations.

“Carve Out” has the meaning set forth in the Interim Order or the Final Order, as applicable.

“Carve-Out Reserve Amount” as of any date, means the amount most recently notified by the Borrower to the Administrative Agent as being the “Carve-Out Reserve Amount” as defined in the Interim Order or the Final Order, as applicable.

“Carve Out Trigger Notice” has the meaning set forth in the Interim Order or the Final Order, as applicable.

“Case” has the meaning specified in the Preliminary Statements herein.

“Cash Collateralize” means, to pledge and deposit with or deliver to (a) an Issuing Bank, as collateral for LC Exposure with respect to the Letters of Credit issued by such Issuing Bank or (b) the Administrative Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of LC Exposure, in each case of cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateral Account” has the meaning specified in Section 8 of the Security Agreement.

“Cash Consideration” means the consideration received by the Wireline Companies for any Asset Disposition that is in the form of cash or Cash Equivalents or a combination thereof.  For the purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities (as shown on the Borrower’s most recent balance sheet) of the Wireline Companies (other than contingent liabilities, Restricted Indebtedness and liabilities to the extent owed to any Wireline Company) that are assumed by the transferee of any such assets or Equity Interests pursuant to a written assignment and assumption agreement that releases the applicable Wireline Companies from further liability therefor; and

(b) any securities, notes or other obligations received by the Wireline Companies from such transferee that are converted by the Wireline Companies into Cash Equivalents within 180 days of the receipt thereof (to the extent of the Cash Equivalents received in that conversion.

“Cash Equivalents” means:

(a)          dollars and foreign currency received in the ordinary course of business or exchanged into dollars within 180 days;

(b)          securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;

(c)          certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender Party or any domestic commercial bank having capital and surplus in excess of $500,000,000 and a rating at the time of acquisition thereof of P-1 or better from Moody’s or A-1 or better from S&P;

(d)          repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)          commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A-2” or higher from Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(f)          securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than one year from the date of acquisition; and

(g)          money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition.

“Cash Flow Forecast” means a projected statement of sources and uses of cash for the Debtors and their subsidiaries on a consolidated basis, broken down by weeks, for the succeeding 13 calendar weeks, including the anticipated uses of the Facilities for each week during such period, in form and detail reasonably satisfactory to the Administrative Agent (it being understood that the form and detail of any Cash Flow Forecast shall be deemed to be reasonably satisfactory to the Administrative Agent so long as such Cash Flow Forecast is substantially consistent in form and detail with the Cash Flow Forecast most recently provided to the Administrative Agent on or prior to the Petition Date) . As used herein, “Cash Flow Forecast” shall initially refer to the projections most recently delivered on or prior to the Petition Date and, thereafter, the most recent Cash Flow Forecast delivered by the Borrower in accordance with Section 5.01(h).

“Cash Management Agreements” means all agreements between the Borrower and any Lender or any Joint Bookrunner and Arranger or any Affiliate of a Lender or a  Joint Bookrunner and Arranger entered into after the Effective Date providing for treasury, depository, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or similar transactions.

“Casualty Event” means any casualty or other insured damage to any property of any Wireline Company with a fair market value immediately prior to such event of at least $10,000,000, or any taking of any such property under power of eminent domain or by condemnation or similar proceeding, or any transfer of any such property in lieu of a condemnation or similar taking thereof.

“Change in Law” means the occurrence after the Effective Date or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of (a) the adoption or taking effect of any law, rule, regulation or treaty after the Effective Date, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender, Issuing Bank or Participant (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following:

(a)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Holdco, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Borrower; or

(b)          Holdco ceases to be the Beneficial Owner, directly or indirectly, of 100% of the outstanding Equity Interests of the Borrower.

“Charges” has the meaning specified in Section 9.14.

“Citibank” means Citibank, N.A.

“Class” (a) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans, (b) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Term Commitment and (c) when used in reference to any Lender, refers to whether such Lender is a Revolving Lender or Term Lender.

“CLO” has the meaning specified in Section 9.04(b).

“Co-Documentation Agents” means Credit Suisse Loan Funding LLC, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Barclays Bank PLC and Deutsche Bank Securities Inc.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, “DIP Collateral” or words of similar intent, as defined in any applicable Security Document or any Order.

“Collateral Agent” means Citibank, in its capacity as collateral agent for the Secured Parties hereunder and under the other Loan Documents, and its permitted successors in such capacity as provided in Article 8.

“Collateral and Guarantee Requirement” means at any time the requirement that:

(a)          the Collateral Agent shall have received from each Loan Party either (i) counterparts of this Agreement and the Security Agreement, duly executed and delivered on behalf of such Loan Party, or (ii) in the case of any Person that becomes a Loan Party after the date hereof, supplements to this Agreement and the Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person (within the time frames required thereby);

(b)          all outstanding Equity Interests in and all outstanding promissory notes issued by any Wireline Company owned by or on behalf of any Loan Party shall have been pledged pursuant to the Security Agreement (except that (i) the Loan Parties shall not be required to pledge more than 66% of the outstanding voting Equity Interests in any Foreign Subsidiary or any Domestic Subsidiary substantially all of whose assets consist of Equity Interests in Foreign Subsidiaries, (ii) no Equity Interests in any Person held by a Foreign Subsidiary shall be required to be pledged and (iii) Equity Interests that shall have been pledged to the Prepetition Collateral Agent shall not be required to be delivered to the Collateral Agent) and the Collateral Agent shall have received all certificates or other instruments  representing such Equity Interests (except to the extent such Equity Interests are not represented by certificates or other instruments) and Indebtedness to the extent required by the Security Agreement, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)          no (x) Foreign Subsidiary or (y) Domestic Subsidiary substantially all of whose assets consist of Equity Interests in Foreign Subsidiaries shall be required to guarantee or support any obligation of any Loan Party;

(d)          no Lien or similar interest shall be granted, directly or indirectly, in the assets of any Foreign Subsidiary;

(e)          except as otherwise provided in the Security Agreement, all documents and instruments, including, Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by this Agreement and the Security Agreement, shall have been (or shall have made arrangements to provide for) filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(f)          each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder, in each case to the extent required by this Agreement and the Security Documents; and

(g)          each Loan Party shall have taken all other action required to perfect, register and/or record the Liens granted by it thereunder, in each case to the extent required by this Agreement and the Security Documents.

“Commitment” means a Revolving Commitment, LC Commitment or Term Commitment (as the context may require).

“Commitment Fee Rate” means, for any day, a rate per annum equal to 0.50%.

“Commitment Letter” means the Commitment Letter dated February 25, 2019 among Holdco, the Borrower, Citigroup Global Markets Inc. and any other Joint Bookrunners and Arranger or initial lender party thereto.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications Act” means, collectively, the Communications Act of 1934, as amended, the rules and regulations of the FCC, and written orders, policies, and decisions of the FCC and the courts’ interpretation of the foregoing.

 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Contact” has the meaning specified in Section 9.04(b)(ii)(D).

“Credit Extension” means any Borrowing or issuance, renewal or extension of  any Letter of Credit.

“Credit Suisse” means Credit Suisse AG, Cayman Islands Branch.

“CSL National” means CSL National, LP, a Delaware limited partnership.

“Debtors” has the meaning specified in the Preliminary Statements herein.

“Default” means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default under Article 7.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Loan Party any other amount required to be paid by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Administrative Agent or the Borrower in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become, or is a direct or indirect Subsidiary of any person that is, the subject of a Bankruptcy Event or a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of the foregoing clauses shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender.

“Deutsche Bank” means Deutsche Bank AG New York Branch.

“DIP Budget” means has the meaning specified in Section 4.01(o).

“Disclosed Judgment” has the meaning specified in Section 7.01(l).

“Disqualified Lender” means (a) those banks, financial institutions and other institutional lenders separately identified in writing as such by the Borrower to the Lead Arranger prior to the date of the Commitment Letter, (b) those competitors of the Borrower and its Subsidiaries separately identified in writing as such by the Borrower to the Lead Arranger prior to the date of the Commitment Letter or by the Borrower to the Administrative Agent from time to time following the Effective Date or (c) any affiliates of the foregoing that are reasonably identifiable on the basis of their name; provided that (i) the Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to post the list of Disqualified Lenders, and any updates thereto from time to time as permitted pursuant to this definition, to the Lenders and to provide the list of Diaqualified Lenders to each Lender requesting the same and (ii) “Disqualified Lenders” shall (x) exclude any Person that the Borrower has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent and the Lenders and (y) notwithstanding the foregoing, in no event include any “Lender” in respect of the Pre-Petition Credit Agreement (or any affiliate thereof); provided, further that, nothing herein shall apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in Loans or Commitments to the extent that any such party was not a Disqualified Lender at the time of the applicable assignment or participation, as the case may be.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 123 days after the Maturity Date; provided, however, that only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such dates shall be deemed to be Disqualified Stock.  Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Stock solely because the holders thereof have the right to require a Wireline Company to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interest provide that the Wireline Companies may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with Section 6.08.  The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 123 days after the Maturity Date.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Earn-out Obligation” means any contingent consideration based on the future operating performance of an acquired entity or assets, or other purchase price adjustment or indemnification obligation, payable following the consummation of an acquisition (including pursuant to a merger or consolidation) based on criteria set forth in the documentation governing or relating to such acquisition.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means February 26, 2019.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, having the force or effect of law and relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of, or exposure to, any pollutant, toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material or to occupational health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of or relating to any Wireline Company directly or indirectly resulting from or based upon (a) actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure of any Plan to satisfy the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) a determination that any Plan is or is reasonably expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (h) conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a lien shall have been met with respect to any Plan; (i) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (j) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in endangered or critical status, within the meaning of Title I and Title IV of ERISA; or (k) the occurrence of a non‑exempt “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which the Borrower or any such Subsidiary could otherwise be liable.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning assigned to such term in Article 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder.

“Excluded RUS Grant Assets” means any RUS Grant Funds, any RUS Pledged Deposit Account (as defined in the Security Agreement), any assets purchased with RUS Grant Funds and any proceeds of the foregoing.

“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. federal withholding Tax that is imposed on amounts payable to such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect at the time such Lender acquires such interest in the Loan or Commitment (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.16, or (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any U.S. federal withholding taxes imposed pursuant to FATCA.

“Facilities” means the Revolving Facility and the Term Facility.

“Facility Guarantee” means the Guarantee made by the Guarantors pursuant to Article 10.

“Facility Obligations” means (i) all principal of all Loans and LC Reimbursement Obligations outstanding from time to time under this Agreement, all interest (including Post-Petition Interest) on such Loans and LC Reimbursement Obligations and all other amounts now or hereafter payable by the Borrower to the Lenders pursuant to the Loan Documents and (ii) all obligations of the Borrower under (x) the Cash Management Agreements and (y) Swap Agreements for bona fide interest rate hedging related to the Loans or loans under the Prepetition Credit Agreement, in each case entered into with a Lender, Joint Bookrunner and Arranger or an Affiliate of a Lender or Joint Bookrunner and Arranger after the Effective Date; provided that clause (ii) above shall not include Excluded Swap Obligations.

“Fair Market Value” means a price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by a Financial Officer of the Borrower, whose determination, unless otherwise specified below, will be conclusive if evidenced by an officer’s certificate. Notwithstanding the foregoing, a Financial Officer’s determination of Fair Market Value must be evidenced by a certificate of a Financial Officer delivered to the Administrative Agent if the Fair Market Value exceeds $10,000,000.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCC” means the Federal Communications Commission or any successor Governmental Authority exercising similar functions.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Final Order” means an order of the Bankruptcy Court in substantially the form of the Interim Order (with only such modifications thereto as are reasonably necessary to convert the Interim Order to a final order, with changes to such form as are reasonably satisfactory to the Administrative Agent and the Required Lenders, in their sole discretion).

“Final Order Entry Date” means the date on which the Final Order is entered by the Bankruptcy Court.

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fiscal Year” means a fiscal year of the Borrower. “Foreign Lender” has the meaning assigned to such term in Section 2.16(f)(ii)(A).

“Fitch” mean Fitch Ratings.

“Flood Documentation” means, with respect to each parcel of owned and ground leased Real Estate and located in the United States of America or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination, together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the applicable Loan Party relating thereto (to the extent such Real Estate is located in a Special Flood Hazard Area) and (ii) evidence of flood insurance as required by Section 5.06 hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee, (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender Complete Exemption Certificate” has the meaning specified in Section 2.16(f)(ii)(A)(2).

“Foreign Subsidiary” means a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized under the laws of a jurisdiction outside the United States, other than any such entity that is (whether as a matter of law, pursuant to an election by such entity or otherwise) treated as a partnership in which any Loan Party is a partner or as a branch of any Loan Party for United States income tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than such LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Full Availability Date” means the first Borrowing Date (as set forth in a notice of borrowing for Full Availability Term Loans) on which the conditions precedent set forth in Sections 4.02 and 4.03 have been satisfied or waived, which such Borrowing Date shall in no event be later than the Final Order Entry Date.

“Full Availability Term Loans” means a Loan made pursuant to Section 2.01(b)(ii).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body (including the FCC and any PUC, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government).

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with any Governmental Authority.

“Granting Lender” has the meaning specified in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business; and provided further that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guarantors” means Holdco and each other Person party hereto as a Guarantor on the date hereof and listed on the signature pages hereto under the caption “Guarantors” and each Person that shall, at any time after the date hereof, become party hereto as a Guarantor pursuant to Section 5.10, until such time as released from their obligations under the Facility Guarantee.

“GS Bank” means Goldman Sachs Bank USA.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law because of their harmful, dangerous or deleterious properties or characteristics.

“Holdco” means Windstream Holdings, Inc., a Delaware corporation.

“Impacted Interest Period” has the meaning specified in the definition of “LIBO Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accrued obligations or trade payables, in each case incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing unconditional right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations and Attributable Debt of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all net obligations of such Person under any Swap Agreements, and (k) all obligations of such Person to redeem, repay or otherwise repurchase any Disqualified Stock, valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; provided that, for purposes of clarity, the Master Lease and the Pension Fund Leases shall be treated as operating leases, and the obligations thereunder shall not constitute Indebtedness for purposes of this Agreement.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

The amount of Indebtedness of any Person pursuant to clause (e) of this definition shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby at the date of determination of the amount of such Indebtedness.

The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be: (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indemnified Taxes” means (a) Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than Excluded Taxes and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning specified in Section 9.03(b).

“Information” has the meaning specified in Section 9.12(a).

“Insignificant Subsidiary” means any Subsidiary of the Borrower that has total assets of not more than $10,000,000 and that is designated by the Borrower as an “Insignificant Subsidiary”, provided that the total assets of all Subsidiaries that are so designated, as reflected on the Borrower’s most recent consolidating balance sheet prepared in accordance with GAAP, may not in the aggregate at any time exceed $35,000,000.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or twelve months thereafter if, at the time of the relevant borrowing or conversion or continuation thereof, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) the initial Interest Period with respect to the Term Loans made on the Effective Date shall end on the date that is 1 month after the Effective Date.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Order” means an interim order of the Bankruptcy Court (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Administrative Agent and the Required Lenders in their sole discretion) in the form set forth as Exhibit B, with changes to such form as are satisfactory to the Administrative Agent and the Required Lenders, in their sole discretion, approving the Loan Documents and related matters.

“Interim Order Entry Date” means the date on which the Interim Order is entered by the Bankruptcy Court and the Administrative Agent shall have received a certified copy thereof.

“Interim Term Loans” means a Loan made pursuant to Section 2.01(b)(i).

“Interpolated Rate” means, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Investment” has the meaning set forth in Section 6.04.

“ISP” means the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the applicable time).

“Issuing Bank” means, Citibank and each other Joint Bookrunner and Arranger (or the applicable Affiliate thereof), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i) or 9.04.  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Bookrunners and Arrangers” means Citibank, N.A., Credit Suisse Loan Funding LLC, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Barclays Bank PLC and Deutsche Bank Securities Inc.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Knowledge” means the actual knowledge of a Responsible Officer.

“Landlord” means the landlord under the Master Lease, which as of the Effective Date, is Uniti Group, LP (f/k/a CSL National LP), a subsidiary of Propco.

“LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit in the amount set forth opposite its name on Schedule 2.01, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  As of the Effective Date, the aggregate amount of the LC Commitments on Schedule 2.01 is $50,000,000.

“LC Collateralization Amount” means an amount in U.S. Dollars equal to 102% multiplied by the amount of LC Exposure existing at such time.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Documents” means, as to any Letter of Credit, each application therefor and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower or Subsidiary or in favor of such Issuing Bank and relating to such Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Reimbursement Obligations at such time.  The LC Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total LC Exposure at such time.

“LC Reimbursement Obligations” means, at any time, all obligations of the Borrower to reimburse the Issuing Bank for amounts paid by it in respect of drawings under Letters of Credit, including any portion of such obligations to which Lenders have become subrogated by making payments to the Issuing Bank pursuant to Section 2.04(e).

“Lead Arranger” means Citibank, N.A.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time, including, without limitation, the Master Lease.

“Lender Group” has the meaning specified in Section 9.16.

“Lender Group Member” has the meaning specified in Section 9.16.

“Lender Parties” means the Lenders, the Issuing Banks and the Agents.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party to this Agreement pursuant to an Assignment and Assumption and the terms and provisions in Section 9.04, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption and the terms and provisions in Section 9.04.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Screen Rate” has the meaning specified in the definition of “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Orders and the Security Documents.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Master Lease” means that certain Master Lease, dated as of April 24, 2015, between Landlord and the other entities set forth on Schedule 1 thereto, as Landlord, and Holdco, as Tenant, as amended, supplemented or otherwise modified to the extent permitted by this Agreement.

“Master Lease Specified Event” means the occurrence and continuance of any of the following:

(a)          the Master Lease (i) shall cease to be in full force and effect in accordance with its terms, or (ii) shall be rejected pursuant to section 365(a) of the Bankruptcy Code;

(b)          the Master Lease shall be amended, waived or otherwise modified:

(i)           if such amendment, waiver or modification (A) shortens the remaining term of the Master Lease to less than 10 years including extension or renewal options from the date of such amendment, waiver or modification, or (B) amends, waives or modifies the Master Lease in a manner adverse in any material respect to the interests of the Lenders, or

(ii)          in a manner that could reasonably be expected to have a Material Adverse Effect; or

(c)          (A) other than as a result of the Cases or the events leading up to them, any “Event of Default” (as defined in the Master Lease) shall occur and be continuing or (B) the Landlord shall issue a “Termination Notice” pursuant to the Master Lease.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties or liabilities or financial condition of the Wireline Companies taken as a whole (other than by virtue of the commencement of the Cases and the events and circumstances giving rise thereto), (b) the ability of any Loan Party to perform any of its payment obligations under any Loan Document or (c) the rights of or remedies available to any Lender Party under any Loan Document.

“Material Contract” means, each contract to which any of the Wireline Companies is party, the loss or termination of which could reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Wireline Companies in an aggregate principal amount exceeding $25,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Wireline Company in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Wireline Company would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means February 26, 2021.

“Maximum Rate” has the meaning specified in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means a mortgage, deed of trust, deed to secure debt, assignments of leases and rents, and any other security document granting a Lien on Real Estate by the applicable Loan Party to the Collateral Agent for the benefit of the Secured Parties, in form and substance reasonably acceptable to the Collateral Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means:

(a) with respect to any Asset Disposition or Casualty Event, the aggregate cash proceeds (including (x) payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) and (y) any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Disposition or Casualty Event) received by the Borrower or any of its Subsidiaries in respect of any Asset Disposition or Casualty Event, net of (1) the direct costs relating to such Asset Disposition or Casualty Event and the sale or other disposition of any such non-cash consideration, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) Taxes paid or payable as a result thereof, in each case, after taking into account any available Tax credits or deductions and any Tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Disposition or Casualty Event or required to be paid as a result of such Asset Disposition or Casualty Event, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Disposition by a Subsidiary of the Borrower, payments to holders of Equity Interests in such Subsidiary in such capacity (other than such Equity Interests held by the Borrower or any Subsidiary) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Subsidiary held by the Borrower or such Subsidiary and (6) appropriate amounts to be provided by the Borrower or its Subsidiaries as a reserve against liabilities associated with such Asset Disposition or Casualty Event, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition or Casualty Event, all as determined in accordance with GAAP; provided that (a) any excess amounts set aside for payment of Taxes pursuant to clause (2) above that are remaining after such Taxes have been paid in full or the statute of limitations therefor has expired and (b) any amounts held in reserve pursuant to clause (6), will, in each case when no longer so held, become Net Proceeds; and

(b) with respect to the incurrence of any Indebtedness, 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of its Subsidiaries of such Indebtedness, net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Orders” means, collectively, the Interim Order and the Final Order.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

 “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Participant” has the meaning set forth in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

 “Pension Fund Leases” means the leases entered into between a Wireline Company, as lessee, and the respective lessor, the sole member of which is The Windstream Master Trust that holds the assets of the Windstream Pension Plan, a defined benefit pension plan sponsored by the Borrower, for those properties separately identified to the Administrative Agent in writing prior to the Petition Date.

“Perfection Certificate” means a certificate in the form of Exhibit E to the Security Agreement or any other form approved by the Collateral Agent and the Borrower.

“Permitted Business” means any business conducted by the Wireline Companies as of the Effective Date and other businesses reasonably related thereto, including any reasonable extension or expansion thereof.

“Permitted Encumbrances” means:

(a)          Liens (i) for pre-petition Taxes, assessments and governmental charges not yet delinquent as of the Petition Date or which are being contested in compliance with Section 5.05,(ii) for post-petition Taxes, assessments and governmental charges not yet delinquent or which are being contested in compliance with Section 5.05 or (iii) securing obligations the nonpayment of which is otherwise permitted by applicable bankruptcy law;

(b)          Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security obligations;

(c)          Liens, deposits or pledges to secure the performance of bids, tenders, trade contracts, leases, or other similar obligations, in each case in the ordinary course of business;

(d)          Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(e)          judgment and attachment liens that do not constitute an Event of Default under clause (l) of Article 7 and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which reserves have been made in accordance with GAAP;

(f)          survey exceptions, encumbrances, easements or reservations of, or rights of other for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by any Wireline Company;

(g)          Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Subsidiary thereof on deposit with or in possession of such bank;

(h)          Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense permitted by this Agreement (other than any property that is the subject of a Sale and Leaseback Transaction); and

(i)          Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases;  provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holdco Payments” means, without duplication as to amounts:

(a)          payments or other distributions (whether in cash, securities or other property) to Holdco or any successor thereof to permit Holdco or such successor to pay (i) franchise taxes or other costs of maintaining its corporate existence and (ii) reasonable and customary accounting, legal and administrative expenses and other operating expenses of Holdco attributable to ownership of the Wireline Companies other than Holdco;

(b)          for so long as any of the Wireline Companies is a member of a group or subgroup filing a consolidated or combined tax return with Holdco or any successor thereof, payments or other distributions (whether in cash, securities or other property), directly or indirectly, to Holdco or any successor thereof in respect of the tax liabilities of such group or subgroup that are attributable to the income of the Wireline Companies and are required to be paid by Holdco or any successor thereof by reason of it being the parent of such group or subgroup (net of any such payments paid directly by the Wireline Companies); and

(c)          payments or other distributions (whether in cash, securities or other property) to Holdco or any successor thereof to permit Holdco or such successor to make payments in respect of “Rent” and “Additional Charges” pursuant to the Master Lease.

“Permitted Receivables Documents” means all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” means one or more transactions by the Borrower or a Subsidiary permitted hereunder pursuant to which the Borrower or such Subsidiary may directly or indirectly sell, convey or otherwise transfer to one or more Special Purpose Receivables Subsidiaries or to any other person, or the Borrower, a Subsidiary or a Special Purpose Receivables Subsidiary may grant a security interest in, any Receivables Assets (whether now existing or arising in the future) of the Borrower or such Subsidiary, and any assets related thereto including all contracts and all guarantees and other obligations in respect of such Receivables Assets, the proceeds of such Receivables Assets and such other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with sales, factoring or securitizations involving Receivables Assets; provided that (i) recourse to the Borrower or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the Borrower or any Subsidiary (other than a Special Purpose Receivables Subsidiary)) and (ii) transfers of Receivable Assets are on arms-length terms and for fair market value.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Subsidiaries (other than Indebtedness of the Borrower to any Subsidiary or of any Subsidiary to the Borrower or any other Subsidiary); provided that:

(a)          the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(b)          such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and (ii) has a Weighted Average Life to Maturity equal to or greater than the then Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(c)          if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Secured Obligations, such Permitted Refinancing Indebtedness has a final maturity date later than 123 days after the Maturity Date and is subordinated to the Secured Obligations on terms at least as favorable, taken as a whole, to the Secured Parties as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(d)          if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is unsecured, such Permitted Refinancing Indebtedness is unsecured;

(e)          if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Indebtedness under the Loan Documents, such Permitted Refinancing Indebtedness is unsecured; and

(f)          such Indebtedness is incurred by either (i) by the Borrower or any Loan Party or (ii) by the Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning specified in the Preliminary Statements herein.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is  an “employer” as defined in Section 3(5) of ERISA.

“Post-Petition Interest” has the meaning specified in Section 1(c) of the Security Agreement.

“Preferred Stock” means, with respect to any Person, any Equity Interests in such Person that have preferential rights to any other Equity Interests in such Person with respect to dividends or redemptions upon liquidation.

“Prepetition Collateral” has the meaning set forth in Section 2.19(a)(iii).

“Prepetition Collateral Agent” means JPMorgan Chase Bank, N.A, in its capacity as collateral agent under the Prepetition Credit Agreement, and its permitted successors in such capacity as provided therein.

“Prepetition Credit Agreement” means that certain Sixth Amended and Restated Credit Agreement, dated as of April 24, 2015, by and among the Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto (as amended, supplemented or otherwise modified from time to time prior to the Petition Date).

“Prepetition Debt” mean, collectively, the Indebtedness of each Debtor outstanding and unpaid on the date on which such Person becomes a Debtor.

“Prepetition First Lien Notes” means the 8.625% Senior First Lien Notes due 2025 issued under the Prepetition First Lien Notes Indenture.

“Prepetition First Lien Notes Indenture” means that certain Indenture, dated as of November 6, 2017 (as amended, supplemented, restated or otherwise modified and as in effect on the Petition Date), by and among Borrower, Windstream Finance Corp., certain of its subsidiaries and U.S. Bank National Association, as trustee and collateral agent.

“Prepetition Midwest Notes” means the 6.75% Notes due 2028 issued under the Prepetition Midwest Notes Indenture.

“Prepetition Midwest Notes Indenture” means that certain Indenture, dated as of February 23, 1998 (as amended, supplemented, restated or otherwise modified and as in effect on the Petition Date), by and among Windstream Holdings of the Midwest, Inc. and U.S. Bank, National Association, as trustee and collateral agent.

“Prepetition Payment” means a payment on account of any Indebtedness incurred prior to the Petition Date.

“Prepetition Second Lien Notes” means, collectively, the Prepetition 2024 Second Lien Notes and the Prepetition 2025 Second Lien Notes.

“Prepetition Secured Debt” means any secured Indebtedness of any Debtor outstanding on the Petition Date and set forth on Schedule 6.01.

“Prepetition 2024 Second Lien Notes” means the 10.500% Senior Second Lien Notes due 2024 issued under the Prepetition 2024 Second Lien Notes Indenture.

“Prepetition 2024 Second Lien Notes Indenture” means that certain Indenture, dated as of August 2, 2018 (as amended, supplemented, restated or otherwise modified and as in effect on the Petition Date), by and among Borrower, Windstream Finance Corp., certain of its subsidiaries and Wilmington Trust, National Association, as trustee and collateral agent with respect to the 10.500% Senior Second Lien Notes due 2024.

“Prepetition 2025 Second Lien Notes” means the 9.00% Senior Second Lien Notes due 2025 issued under the Prepetition 2025 Second Lien Notes Indenture.

“Prepetition 2025 Second Lien Notes Indenture” means that certain Indenture, dated as of August 2, 2018 (as amended, supplemented, restated or otherwise modified and as in effect on the Petition Date), by and among Borrower, Windstream Finance Corp., certain of its subsidiaries and Wilmington Trust, National Association, as trustee and collateral agent with respect to the 9.00% Senior Second Lien Notes due 2025.

“Primed Liens” means the liens that are being primed as described in Section 2.19(a)(iii).

“primary obligor” has the meaning specified in the definition of “Guarantee”.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Propco” means Uniti Group Inc. (f/k/a Communications, Sales & Leasing, Inc.), a Maryland corporation.

“Proposed Change” has the meaning set forth in Section 9.02(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or its controlling person or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“PUC” means any state public service or public utility commission or other state Governmental Authority that exercises jurisdiction over the rates or services or the acquisition, construction or operation of any telecommunications system of any Person who owns, constructs or operates any telecommunications system, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in such state.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Receivables Assets” means accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary.

“Recipient” means (a) any Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Regulatory Authorization” means any Governmental Authorization of the FCC or any PUC.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Reorganization Plan” means a plan of reorganization in any or all of the Cases of the Debtors.

“Replacement Assets” means (a) non-current assets (including any such assets acquired by capital expenditures) that will be used or useful in a Permitted Business or (b) substantially all the assets of a Permitted Business or the voting stock of any Person engaged in a Permitted Business that will become on the date of Acquisition thereof a Loan Party.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Credit Exposures, outstanding Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments at such time (excluding any Revolving Credit Exposures, outstanding Term Loans and unused Commitments of Defaulting Lenders).

“Required Revolving Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time (excluding any Revolving Credit Exposures and unused Revolving Commitments of Defaulting Lenders).

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer or any vice president of the Borrower or any other Financial Officer.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Wireline Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Wireline Company, or any other payment (including, without limitation, any payment under a Swap Agreement) that has a substantially similar effect to any of the foregoing.

“Revolving Availability Period” means the period from and including the Interim Order Entry Date to but excluding the earlier of the Maturity Date and the date of the termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  As of the date hereof, (i) the initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 2.01 under the caption “Revolving Commitment” or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment and (ii) the aggregate amount of the Lenders’ Revolving Commitments is $500,000,000 on the Effective Date.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Facility” has the meaning specified in the Preliminary Statements herein.

“Revolving Interim Availability Amount” means $100,000,000.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means a Loan made by a Revolving Lender pursuant to a Revolving Commitment.

“Revolving Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitments.  If the Revolving Commitments have terminated or expired, the Revolving Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments that occur after such termination or expiration.

“RUS” means the United States of America, acting through the Administrator of the Rural Utilities Service, and its successors.

“RUS Grant and Security Agreements” means the Broadband Initiatives Program Grant and Security Agreements, dated as of October 21, 2010, by and among the Borrower, certain Subsidiaries of the Borrower and the RUS, as modified by the RUS Approval Letter dated September 14, 2010, with such changes as (i) shall be consented to by the Required Lenders or (ii) taken as a whole, shall not be materially adverse to the Lenders or the Borrower or its Subsidiaries, taken as a whole.

“RUS Grant Funds” means any funds disbursed by the RUS to any RUS Grantee pursuant to a RUS Grant and Security Agreement.

“RUS Grantee” means the Borrower and any Subsidiary which is party to a RUS Grant and Security Agreement.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“Sale and Leaseback Transaction” has the meaning set forth in Section 6.06.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive economic Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more by any such Person or Persons, directly or indirectly.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” has the meaning specified in Section 1(c) of the Security Agreement.

“Secured Parties” has the meaning specified in Section 1(c) of the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement among the Loan Parties and the Collateral Agent, substantially in the form of Exhibit C.

“Security Documents” means the Security Agreement and each other agreement, instrument or other document executed and delivered pursuant to Section 2.19, Section 4.01, Section 5.10 or Section 5.11 to guarantee or secure any of the Secured Obligations.

“SPV” has the meaning set forth in Section 9.04(e).

“Special Flood Hazard Area” has the meaning set forth in Section 5.06(d).

“Special Purpose Receivables Subsidiary” means a Subsidiary of the Borrower established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Borrower or any of its other Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the Borrower or any such other Subsidiary becomes subject to a proceeding under chapter 11 of the U.S. Bankruptcy Code (11 U.S.C. §§ 101 et seq.) (or other insolvency law).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D of the Board.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

 “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Superpriority Claims” has the meaning set forth in Section 2.19(a)(i).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” has the meaning given such term in the Master Lease.

“Term Commitments” means, with respect to each Lender, the commitment of such Lender to make a Term Loan hereunder during the Term Interim Availability Period and on the Full Availability Date, as applicable. The aggregate amount of the Lenders’ Term Commitments as of the Effective Date is $500,000,000.

“Term Facility” has the meaning specified in the Preliminary Statements herein.

“Term Interim Availability Amount” means $300,000,000.

“Term Interim Availability Period” means the period from and including the Effective Date to but excluding the earliest of (a) the Final Order Entry Date, (b) the Maturity Date and (c) the date of the termination of the Term Commitments.

“Term Lenders” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means the Interim Term Loans and/or the Full Availability Term Loans, as the context may require.

“Term Prepayment Fee” has the meaning assigned to such term in Section 2.10(g)(i).

“Termination Date” means the first to occur of:  (a) the date that is 60 days after the Petition Date if the Final Order has not been entered prior to the expiration of such period, (b) the substantial consummation (as defined in section 1101(2) of the Bankruptcy Code, which for purposes hereof shall be no later than the effective date) of one or more plans of reorganization confirmed pursuant to an order entered by the United States Bankruptcy Court for Southern District of New York or any other court having jurisdiction over the Cases and (c) the date on which the total Revolving Commitments and the total Term Commitments shall terminate in accordance with the provisions of this Agreement.

“Transaction Liens” means the Liens on Collateral granted by the Loan Parties under the Security Documents.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“United States” means the United States of America.

“Unused Term Commitments” means, with respect to each Lender, such Lender’s Term Commitments less the aggregate amount of Term Loans provided by such Lender during the Term Interim Availability Period.

“U.S. Trustee” has the meaning assigned to such term in Section 5.02(f).

“Variance Report” has the meaning assigned to such term in Section 5.01(h)(ii).

“Voting Stock” of any Person as of any date means the Equity Interests in such Person that are ordinarily entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)          the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)          the then outstanding principal amount of such Indebtedness.

 “wholly-owned” means, with respect to any subsidiary of any Person (the “parent”) at any date, that securities or other ownership interests representing 100% of the Equity Interests in such subsidiary (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by the parent or one or more wholly-owned subsidiaries of the parent or by the parent and one or more wholly-owned subsidiaries of the parent.

“Wireline Companies” means Holdco, the Borrower and the Subsidiaries.

“Wireline Licenses” has the meaning specified in Section 3.16(a).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and whether real, personal or mixed, and (f) any reference to any Requirement of Law shall, unless otherwise specified, refer to such Requirement of Law as amended, modified or supplemented from time to time.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Upon any such request for an amendment, the Borrower, the Required Lenders and the Administrative Agent agree to consider in good faith any such amendment in order to amend the provisions of this Agreement so as to reflect equitably such accounting changes so that the criteria for evaluating Borrower’s financial condition shall be the same after such accounting changes as if such accounting changes had not occurred.  Notwithstanding the foregoing, for purposes of this Agreement, the Master Lease and the Pension Fund Leases shall be treated as operating leases.

ARTICLE 2
The Credits

SECTION 2.01.  Loans.  (a)  Revolving Commitments; Revolving Loans.  Subject to the terms and conditions set forth herein, each Revolving Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period applicable to such Revolving Lender’s Revolving Commitment in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment; provided, that unless certified by a Financial Officer that any such Borrowing is made pursuant to the Orders following a Carve Out Trigger Notice, after giving effect to the making of any Revolving Loans, the aggregate Revolving Credit Exposures of all Revolving Lenders shall not exceed the aggregate Revolving Commitments less the Carve-Out Reserve Amount; provided, further, that prior to the Full Availability Date, after giving effect to the making of any Revolving Loans, the aggregate Revolving Credit Exposures of all Revolving Lenders shall not exceed the Revolving Interim Availability Amount.  All Revolving Loans will be made by all Revolving Lenders in accordance with their Revolving Percentages until the Maturity Date.

(b)          Term Loans.

(i)           Subject to the terms and conditions set forth herein, each Term Lender agrees, severally and not jointly, to make a Term Loan to the Borrower in a single drawing during the Term Interim Availability Period in a principal amount equal to its Term Commitment as of the Effective Date (the “Interim Term Loan”); provided that prior to the Full Availability Date, after giving effect to the making of any Interim Term Loans, the aggregate Term Loans outstanding of all Term Lenders shall not exceed the Term Interim Availability Amount.  It is understood the Interim Term Loan Borrowing has been made pursuant to the Commitment Letter and shall be deemed for all purposes to have been made under this Agreement.

(ii)           Subject to the terms and conditions set forth herein, each Term Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Full Availability Date in a principal amount equal to its Unused Term Commitment as of the Full Availability Date (the “Full Availability Term Loan”).  Immediately following the making of the Full Availability Term Loan, the Term Commitment of such Lender shall terminate.  Notwithstanding anything to the contrary, unless the Administrative Agent and the Borrower shall otherwise agree, the initial Interest Period of any Full Availability Term Loans that are Eurodollar Loans shall commence on the date of funding and shall end on the last day of the then-current Interest Period for all Eurodollar Interim Term Loans then outstanding.

(c)          [Reserved].

(d)          General.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02.  Loans and Borrowings.  (a) Each Revolving Loan and Term Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)          Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)          At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 5 Eurodollar Borrowings outstanding under the Term Facilities or the Revolving Facility.

(d)          Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect to the applicable Loan would end after the Maturity Date.

SECTION 2.03.  Requests for Borrowings.  To request a Revolving Borrowing or a Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-mail of a pdf copy or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)           the aggregate amount of the requested Borrowing;

(ii)          the date of such Borrowing, which shall be a Business Day;

(iii)        whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)         in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05; and

(vi)         as of such date Sections 4.03(a) and (b) are satisfied.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the relevant Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Letters of Credit.  (a) General.  (i) Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or for the account of any Wireline Company so long as the Borrower and such Wireline Company are co-applicants), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank requested to issue such Letter of Credit, at any time and from time to time during the Revolving Availability Period; provided, that following the date that is thirty (30) days prior to the Maturity Date, no Issuing Bank shall be required to issue, renew or extend any Letter of Credit unless, at the time of issuance, renewal or extension thereof (as applicable), the Borrower Cash Collateralizes the LC Exposure in respect of such Letter of Credit in the manner set forth in the first sentence of Section 2.04(j); provided, further, that from the date that is five (5) Business Days prior to the Maturity Date to and including the Maturity Date, no Issuing Bank shall be required to issue any Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)          Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver, e-mail or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank requested to issue such Letter of Credit) to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank requested to issue such Letter of Credit, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the aggregate LC Commitments; provided that any Issuing Bank will not be obligated to issue any Letter of Credit in excess of the LC Commitment of such Issuing Bank; and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments; provided that prior to the Full Availability Date, the sum of the total Revolving Credit Exposures shall not exceed the Revolving Interim Availability Amount; provided, further, that Deutsche Bank, Barclays, GS Bank, Credit Suisse and JPMorgan, and each of their respective Affiliates that are Issuing Banks, shall not be under any obligation to issue, amend, extend or renew any Letter of Credit that is not a standby Letter of Credit. Promptly upon the issuance of a Letter of Credit (or amendment, renewal, extension or termination of an outstanding Letter of Credit), the Issuing Bank shall provide notice of such issuance, amendment, renewal, extension or termination to the Administrative Agent (if different from the Issuing Bank), who shall in turn promptly provide notice of same to the Revolving Lenders.

(c)          Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that (x) any Letter of Credit may provide for the automatic extension or renewal thereof and may be automatically renewed or extended in accordance with the terms thereof for additional periods of a duration requested by the Borrower (which shall in no event extend beyond the date referred to in clause (ii) above) and (y) with the consent of the applicable Issuing Bank and the Administrative Agent, Letters of Credit with a term longer than one year shall be permitted (which shall in no event extend beyond the date referred to in clause (ii) above); provided further that notwithstanding the foregoing, any Letter of Credit may expire after the date referred to in clause (ii) above if, at the time of issuance, renewal or extension thereof (as applicable), the Borrower Cash Collateralizes the LC Exposure in respect of such Letter of Credit in the manner set forth in the first sentence of Section 2.04(j).

(d)          Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank thereof or any of the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Revolving Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)          Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing.  If the Borrower fails to make such payment when due (or if any such reimbursement payment is required to be refunded to the Borrower for any reason), the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Revolving Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)          Obligations Absolute.  Except as provided below, the Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that (i) are caused by such Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit issued by it comply with the terms thereof, or (ii) result from such Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of such Letter of Credit.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank thereof may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct. Unless otherwise expressly agreed by an Issuing Bank and the Borrower when a Letter of Credit is issued by it, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and such Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice. An Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and LC Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Bank.

(g)          Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section.

(h)          Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)           Replacement of an Issuing Bank.  Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)           Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph, or if the Borrower shall be required under Section 2.10(k) to deposit Cash Collateral pursuant to this paragraph, the Borrower shall deposit in its Cash Collateral Account an amount in cash equal to the LC Collateralization Amount as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of Article 7.  Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Secured Obligations.  Moneys in such account (including any earnings on amounts therein) shall be applied by the Collateral Agent to pay LC Reimbursement Obligations as they become due or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy the Secured Obligations as provided in Section 13 of the Security Agreement.  If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned (together with any earnings thereon) to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)          Letters of Credit Issued for account of Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.05.  Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.04(e) to reimburse such Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear.

(b)          Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06.  Interest Elections.  (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)          To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-mail of a pdf copy or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)          Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)         whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)         if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the relevant Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower (or, in the case of an Event of Default of the type described in paragraph (i) or (j) of Article 7 with respect to the Borrower, automatically), then, so long as an Event of Default has occurred and is continuing, no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing having an Interest Period longer than one month; provided that, if (x) an Event of Default of the type described in paragraph (a), (b), (i) or (j) of Article 7 has occurred and is continuing and (y) other than in the case of an Event of Default of the type described in paragraph (i) or (j) of Article 7 with respect to the Borrower, the Required Lenders have so requested, then (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid prior to or at the end of the Interest Period then applicable thereto, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of such Interest Period.

SECTION 2.07.  Termination and Reduction of Commitments.  (a) Unless previously terminated, (i) the Revolving Commitments shall terminate on the earlier of (x) the Maturity Date and (y) the Termination Date, and (ii) the Term Commitments shall terminate on the earlier of (x)(A) immediately after the Borrowing of the Term Loans on the Full Availability Date or (B) at the end of the Final Order Entry Date if no Borrowing Request has been received on the Full Availability Date and (y) the Termination Date; provided, following the termination of the Revolving Commitments, the Borrower shall Cash Collateralize the LC Exposure in respect of each Letter of Credit in the manner set forth in the first sentence of Section 2.04(j).

(b)          The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments to the extent, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed either (i) following a Carve Out Trigger Notice in accordance with the Orders, the total Revolving Commitments or (ii) at all other times, the total Revolving Commitments less the Carve-Out Reserve Amount.

(c)          The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the consummation of an acquisition, sale or other similar transaction, or the receipt of proceeds from the incurrence or issuance of Indebtedness or Equity Interests or the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08.  Repayment of Loans; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent (i) for the account of each Revolving Lender the then unpaid principal amount of such Lender’s Revolving Loans on the earlier of (x) the Maturity Date and (y) the Termination Date and (ii) for the account of each Term Lender the then unpaid principal amount of such Lender’s Term Loans on the earlier of (x) the Maturity Date and (y) the Termination Date.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)          The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be, absent manifest error, prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)          Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09.  [Reserved].

SECTION 2.10.  Optional and Mandatory Prepayment of Loans.  (a) Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty but subject to Section 2.15 and the requirements of this Section; provided that except for an optional prepayment of all the outstanding Loans, each such prepayment shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000.

(b)          Incurrence of Indebtedness.  Substantially currently with (and in no event later than one Business Day after) the receipt of any Net Proceeds by or on behalf of any Wireline Company in respect of any Indebtedness that is not permitted under Section 6.01, the Borrower shall prepay Borrowings in an aggregate amount equal to such Net Proceeds.

(c)          Asset Dispositions.

(i)           Subject to Section 2.10(c)(iii), within five Business Days after any Net Proceeds are received by or on behalf of any Wireline Company in respect of any Asset Disposition, the Borrower shall prepay Borrowings in an aggregate amount equal to such Net Proceeds; provided, that only the amount of Net Proceeds in excess of $25,000,000 in any fiscal year shall be subject to prepayment pursuant to this Section 2.10(c).

(ii)          [reserved].

(iii)         With respect to any Net Proceeds received by or on behalf of any Wireline Company in respect of any Asset Disposition, if (A) the Wireline Companies intend to apply all or a portion of the Net Proceeds from such Asset Disposition within 6 months after receipt of such Net Proceeds, to acquire Replacement Assets, (B) the property acquired in connection therewith will be included in the Collateral at least to the extent that the property disposed of was included therein or shall be property of a Loan Party and (C) no Event of Default has occurred and is continuing, then no prepayment will be required pursuant to this Section 2.10(c) in respect of such Net Proceeds (or the portion of such Net Proceeds, if applicable); provided, that if all or such portion of such Net Proceeds have not been so applied within such 6-month period, a prepayment will be required at that time with respect to the amount of Net Proceeds that have not been so applied by the end of such 6-month period.

(d)         Casualty Events.  Within five Business Days after any Net Proceeds are received by or on behalf of any Wireline Company in respect of any Casualty Event, the Borrower shall prepay Borrowings in an aggregate amount equal to such Net Proceeds; provided that, if (i) the Wireline Companies intend to apply all or a portion of the Net Proceeds from such event, within 6 months after receipt of such Net Proceeds, to repair, restore or replace the property with respect to which such Net Proceeds were received or to acquire Replacement Assets, and (ii) any property acquired in connection with such application (whether as replacement property or Replacement Assets) will be included in the Collateral at least to the extent that the property to be replaced was included therein or shall be property of a Loan Party, then no prepayment will be required pursuant to this subsection in respect of such Net Proceeds (or the portion of such Net Proceeds, if applicable).

(e)          Allocation of Prepayments, Right to Decline Term Loan Mandatory Prepayments.  (i) Before any optional prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (h) of this Section and (ii) each mandatory prepayment of Borrowings hereunder (except pursuant to Section 2.10(k)) shall be applied, first, to Term Borrowings until the Term Borrowings are paid in full, and second, to Revolving Borrowings, and as to any mandatory prepayment of Term Borrowings, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (h) of this Section; provided however that any Term Lender may elect, by notice to the Administrative Agent by telephone (confirmed by telecopy) at least one Business Day prior to the prepayment date, to decline all or any portion of any mandatory prepayment of its Term Loans pursuant to this Section (excluding a prepayment pursuant to paragraph (b) of this Section and, for the avoidance of doubt, an optional prepayment pursuant to paragraph (a) of this Section which, in each case, may not be declined), in which case such declined amounts shall be re-offered ratably to the accepting Term Lenders.  All optional or mandatory prepayments shall be applied in accordance with the second sentence of Section 2.10(i).

(f)          Accrued Interest.  Each prepayment of a Borrowing shall be accompanied by accrued interest to the extent required by Section 2.12.

(g)         Optional Prepayment of Term Loans.

(i)           Upon any prepayment or repricing of any Term Loans prior to the date that is six months after the Effective Date, the Borrower shall pay a prepayment premium equal to 1.0% of the principal amount of the Term Loans prepaid or 1.0% of the principal required to be assigned (if applicable) pursuant to Section 9.02(c), as the case may be (the “Term Prepayment Fee”).  Any such Term Prepayment Fee shall be paid to the Administrative Agent for the ratable benefit of the affected Lenders.

(h)          Notice of Prepayments.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07; provided further that, the Borrower may deliver a conditional prepayment notice subject to the proviso in Section 2.07(c).  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(i)          Partial Prepayments.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as needed to apply fully the required amount of a mandatory prepayment or to allocate an optional prepayment of Term Loans or Revolving Loans as required by paragraph (e) of this Section.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments  shall be accompanied by accrued interest to the extent required by Section 2.12.

(j)          [Reserved].

(k)          In the event that the aggregate amount of Revolving Credit Exposure exceeds either (i) following a Carve Out Trigger Notice in accordance with the Orders, the total Revolving Commitments or (ii) at all other times, the total Revolving Commitments less the Carve-Out Reserve Amount, the Borrower shall prepay Revolving Borrowings (or, if no such Borrowings are outstanding, provide Cash Collateral in respect of outstanding Letters of Credit pursuant to Section 2.04(j)) in an aggregate amount equal to such excess.

SECTION 2.11.  Fees.  (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily unused amount of the applicable Revolving Commitment of such Revolving Lender and the during the period from and including the Effective Date to but excluding the date on which such Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)          The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans of such Revolving Lender on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) with respect to each Letter of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable to the applicable Revolving Lenders on the date on which the Revolving Commitments of such Revolving Lenders terminate and any such fees accruing after the date on which the Revolving Commitments of such Revolving Lenders terminate shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)          The Borrower agrees to pay to the Administrative Agent, for its own account and the account of the Collateral Agent, fees payable in the amounts and at the times separately agreed upon between the Borrower and such Agents.

(d)          All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.12.  Interest.  (a) The Loans comprising each ABR Borrowing of each Class shall bear interest at the Alternate Base Rate plus the Applicable Rate for such Class.

(b)          The Loans comprising each Eurodollar Borrowing of each Class shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for such Class.

(c)          Notwithstanding the foregoing, if there is an Event of Default continuing, any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder or under any other Loan Document shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of any principal of any Loan or any LC Disbursements, 2% plus the rate otherwise applicable to such Loan or LC Disbursement as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)          Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)          All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13.  Alternate Rate of Interest.

(a)          If prior to the first day of any Interest Period:

(i)          the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period, or

(ii)          the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

(b)          If at any time the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrower absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Adjusted LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provisions of this Section 2.13(b) (which in any event shall not reduce the Applicable Rate); provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b), (x) any Eurodollar Loans requested to be made shall be made as ABR Loans, (y) any Loans that were to have been converted to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.

SECTION 2.14.  Increased Costs.  (a)  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)          impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided that such amounts shall be proportionate to the amounts that such Lender or Issuing Bank charges other borrowers or account parties for such additional costs incurred or reductions suffered on loans or letters of credit, as the case may be, similarly situated to the Borrower in connection with substantially similar facilities.

(b)          If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered; provided that such amounts shall be proportionate to the amounts that such Lender or Issuing Bank charges other borrowers or account parties for such reductions suffered on loans or letters of credit, as the case may be, similarly situated to the Borrower in connection with substantially similar facilities.

(c)          A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)          Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.  Break Funding Payments.  In the event of (a) the payment by or on behalf of the Borrower of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure by the Borrower to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(h) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or Section 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16.  Taxes.  (a)  Except as required by applicable law, any and all payments by or with respect to any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if any applicable law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent and such Tax is an Indemnified Tax, then (i) the sum payable by the Borrower shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.16) any Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions and withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)          In addition, the Borrower shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)          The Borrower shall indemnify each Recipient, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A copy of a receipt or any other document evidencing payment delivered to the Borrower by a Recipient, or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(d)          As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)          Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A) and Section 2.16(f)(ii)(C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing,

(A)          Each Lender that is a U.S. person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) on or before the date on which it becomes a party to this Agreement (or, in the case of (x) a Participant, on or before the date on which such Participant purchases the related participation and (y) an assignee, on or before the effective date of such assignment), an executed original of Internal Revenue Service Form W-9 certifying that such Lender is exempt from the U.S. Federal backup withholding tax.  Each Lender that is not a U.S. person as defined in Section 7701(a)(30) of the Code (a “Foreign Lender”) shall, to the extent it is legally able to do so, deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) on or before the date on which it becomes a party to this Agreement (or, in the case of (x) a Participant, on or before the date on which such Participant purchases the related participation and (y) an assignee, on or before the effective date of such assignment) (and from time to time thereafter upon the reasonable request of the Borrower or Administrative Agent) either:

(1)          an executed original of Internal Revenue Service Form W-8ECI, Form W-8BEN, W-8BEN-E, as applicable (with respect to eligibility for benefits under any income tax treaty), or Form W-8IMY or successor and related applicable forms, as the case may be, certifying to such Foreign Lender’s entitlement as of such date to an exemption from or reduction of United States withholding tax with respect to payments to be made under this Agreement, or

(2)          in the case of a Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and that does not comply with the requirements of clause (A) hereof, (x) a statement in form and content reasonably acceptable to the Administrative Agent and the Borrower, substantially in the form of Exhibits F-1 through F-4, to the effect that such Foreign Lender is eligible for a complete exemption from withholding of U.S. Taxes under Code section 871(h) or 881(c) (a “Foreign Lender Complete Exemption Certificate”), and (y) an executed original of Internal Revenue Service Form W-8BEN or W-8BEN-E or any successor and related applicable form.

Further, each Foreign Lender agrees, (i) to the extent it is not precluded from doing so by a Change in Law and otherwise legally able to do so, to deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased), from time to time, an executed original of the applicable Internal Revenue Service Form W-8 or successor and related applicable forms or certificates, on or before the date that any such form or certificate, as the case may be, expires or becomes obsolete or invalid in accordance with applicable U.S. laws and regulations, (ii) in the case of a Foreign Lender that delivers a Foreign Lender Complete Exemption Certificate, to deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased), such statement on an annual basis reasonably promptly after the anniversary of the date on which such Foreign Lender became a party to this Agreement (or, in the case of a Participant, the date on which the Participant purchased the related participation), and (iii) to notify promptly the Borrower and the Administrative Agent (or, in the case of a Participant, the Lender from which the related participation shall have been purchased) if it is no longer able to deliver, or if it is required to withdraw or cancel, any form or certificate previously delivered by it pursuant to this Section 2.16(f).

(B)          In addition, but without duplication of the covenant as to United States withholding tax contained in Section 2.16(f)(i) and (ii), any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction(s) in which the Borrower is organized, or any treaty to which any such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed original documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(C)          If a payment made to any Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)          If any Agent, Lender or Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified or with respect to which an indemnifying party has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent, Lender or Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of such Agent, Lender or Issuing Bank, agrees to repay the amount paid over to such indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, Lender or Issuing Bank in the event such Agent, Lender or Issuing Bank is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section shall not be construed to require any Agent, Lender or Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the indemnifying party or any other Person.

(h)          Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.17.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) no later than 2:00 pm, New York City time, on the date when due, in immediately available funds, without set off or counterclaim.  Any payments received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower, except payments to be made directly to an Issuing Bank as expressly provided herein and except that (i) payments pursuant to Section 2.14, 2.15 or 2.16 and Section 9.03 shall be made directly to the Persons entitled thereto and (ii) payments made pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)          If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder (after giving effect to all applicable grace periods and/or cure periods, if any), such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)          If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Wireline Company or Affiliate thereof (as to which the provisions of this paragraph shall apply except as provided in clause (ii) of this Section 2.17(c)).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)          Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders or Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(a) or (b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and out-of-pocket expenses incurred by any Lender in connection with any such designation or assignment.

(b)          If (i) any Lender requests compensation under Section 2.14, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or (ii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.14 or 2.16) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Banks), which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower, the Defaulting Lender (if any) or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii)(C) and iv) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19.  Priority and Liens; No Discharge.

(a)          Each of the Loan Parties hereby covenants, represents, warrants and agrees that upon the execution on this Agreement and entry of the Interim Order (and when applicable, the Final Order), the obligations hereunder and under the Loan Documents shall, subject to the Carve Out, at all times:

(i)           pursuant to Section 364(c)(1) of the Bankruptcy Code, be entitled to joint and several superpriority administrative expense claim status in the Cases, with priority over any and all claims against the Loan Parties (the “Superpriority Claims”);

(ii)          pursuant to Section 364(c)(2) of the Bankruptcy Code, be secured by a valid, binding, continuing, enforceable, fully-perfected first priority Lien on all Collateral not subject to valid, perfected and non-avoidable Liens;

(iii)         pursuant to section 364(d)(1) of the Bankruptcy Code, be secured by a valid, binding, continuing, enforceable, fully-perfected superpriority first priority priming security interest in and Lien on all Collateral of the same nature, scope and type as the collateral purportedly securing Prepetition Secured Debt (such collateral, the “Prepetition Collateral”).  Such security interests and Liens shall be senior in all respects to the security interests and Liens of the secured parties under the Prepetition Credit Agreement, the Prepetition First Lien Notes, the Prepetition Midwest Notes and the Prepetition Second Lien Notes, in each case arising from their respective current and future Liens.  Any Liens that are being primed pursuant to this clause (iii) are referred to as the “Primed Liens”; and

(iv)         pursuant to Section 364(c)(3) of the Bankruptcy Code, be secured by a valid, binding, continuing, enforceable, fully-perfected junior Lien on all Collateral that is subject to (a) valid, perfected and non-avoidable Liens in existence at the time of the commencement of the Cases (other than the Primed Liens) or (b) valid and non-avoidable Liens (other than Primed Liens) in existence at the time of the commencement of the Cases that are perfected subsequent to such commencement as permitted by section 546(b) of the Bankruptcy Code;

(b)

(i)           Each Loan Party hereby confirms and acknowledges that, pursuant to the Interim Order (and, when entered, the Final Order), the Liens in favor of the Collateral Agent on behalf of and for the benefit of the Secured Parties in all of the Debtors’ Prepetition Collateral and Unencumbered Property (as defined in the Interim Order), which includes, without limitation, all of such Debtor’s Real Estate, now existing or hereafter acquired, shall be created and perfected without the recordation or filing in any land records or filing offices of any Mortgage, assignment or similar instrument.

(ii)          Further to Section 2.19(b)(i) and the Interim Order (and, when entered, the Final Order), subject to Section 2.19(b)(v) below, to secure the full and timely payment and performance of the Secured Obligations, each Loan Party that is a Debtor hereby MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to the Collateral Agent, for the ratable benefit of the Secured Parties, all or any Real Estate (which, for the avoidance of doubt, shall include all of such Debtor’s right, title and interest now or hereafter acquired in and to (a) all improvements now owned or hereafter acquired by such Debtor, (b) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by such Debtor and now or hereafter attached to, installed in or used in connection with the Real Estate, and all utilities whether or not situated in easements, and all equipment, inventory and other goods in which such Debtor now has or hereafter acquires any rights or any power to transfer rights and that are or are to become fixtures (as defined in the UCC)  related to the Real Estate, (c) all goods, accounts, inventory, general intangibles, instruments, documents, contract rights and chattel paper, (d) all reserves, escrows or impounds and all deposit accounts maintained by such Debtor with respect to the Real Estate, (e) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Real Estate, together with all related security and other deposits, (f) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Real Estate, (g) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Real Estate, (h) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (i) all property tax refunds payable with respect to the Real Estate, (j) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof, (k) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by such Debtor as an insured party, and (l) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made to any Debtor by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof), TO HAVE AND TO HOLD to the Collateral Agent, and such Debtor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to such property, assets and interests unto the Agents).

(iii)        [RESERVED].

(iv)         All of the Liens described in this Section 2.19 (x) shall be effective and perfected upon entry of the Interim Order, as applicable, without the necessity of the execution, recordation of filings by any Debtor of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Collateral Agent of, or over, any Collateral, as set forth in the Orders and (y) for the avoidance of doubt, shall in no way limit the Liens and security interests granted by any Loan Party pursuant to the Orders or the Security Documents.

(v)          [RESERVED].

(vi)         Notwithstanding anything to the contrary herein, except as set forth in the Orders, in no event shall the Collateral of the Debtors include (A) if and to the extent invoked pursuant to the Orders, proceeds in an amount equal to the Carve Out (provided that Collateral shall include residual interest in the Carve Out), (B) any other property specifically excluded pursuant to the Orders, (C) any “building” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Insurance Laws) having a Fair Market Value (as reasonably determined by a Financial Officer in good faith) not exceeding $10,000,000, presently or hereafter located on any land comprising part of any Real Estate and (D) any “building” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Insurance Laws) having a Fair Market Value (as reasonably determined by a Financial Officer in good faith) in excess of $10,000,000, presently or hereafter located on any land comprising part of any Real Estate located in the United States until the Administrative Agent has received the Flood Documentation in form and substance reasonably satisfactory to the Administrative Agent.

(vii)        Each of the Loan Parties agrees that (i) its obligations under the Loan Documents shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of the Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby irrevocably waives any such discharge) and (ii) the Superpriority Claim granted to the Administrative Agent and the Lenders pursuant to the Orders and the Liens granted to the Agents and the Lenders pursuant to the Orders shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

SECTION 2.20. Cash Collateral.

(a)          Obligation to Cash Collateralize.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the LC Collateralization Amount.

(b)          Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Exposure, to be applied pursuant to clause (c) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the LC Collateralization Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)          Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section or Section 2.21 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)          Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.21 the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 2.21. Defaulting Lenders.

(a)          Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 9.02(b).

(ii)          Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with Section 2.20; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.20; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure are held by the Revolving Lenders pro rata in accordance with the Revolving Commitments without giving effect to clause (iv) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)         Commitment and Letter of Credit Fees.  (A) No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)          Each Defaulting Lender shall be entitled to receive letter of credit fees under Section 2.11(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.20.

(C)          With respect to any letter of credit fee under Section 2.11(b) not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the LC Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)         Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s LC Exposure shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  Subject to Section 9.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.20.

(b)          Defaulting Lender Cure.  If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to paragraph (a)(iv) above), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)          New Letters of Credit.  So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE 3
Representations and Warranties

Each of Holdco and the Borrower represents and warrants to the Lender Parties that:

SECTION 3.01.  Organization; Powers.  Each of the Wireline Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has, subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof, all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required by applicable law.

SECTION 3.02.  Authorization; Enforceability.  Subject to the entry of the Orders and the terms thereof, the execution, delivery and performance of the Loan Documents by each Wireline Company are within its corporate (or other organizational) powers and have been duly authorized by all necessary corporate (or other organizational) action with respect to such Wireline Company.  Subject to the entry of the Orders and the terms thereof, this Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, in each case enforceable in accordance with its terms, subject to Bankruptcy Law, laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof, the execution, delivery and performance by each Wireline Company of the Loan Documents to which they are a party and the consummation of the financing contemplated by the Loan Documents (a) do not require any material Governmental Authorization, except (i) such as have been or, prior to or concurrently with the Effective Date, will be obtained or made and are or, prior to or concurrently with the Effective Date, will be in full force and effect, (ii) notices required to be filed with the FCC or any applicable PUC after the Effective Date, and (iii) filings necessary to perfect the Transaction Liens, (b) will not violate (1) any applicable law or regulation applicable to any Wireline Company, (2) the charter, by-laws or other organizational documents of any Wireline Company or (3) any material Governmental Authorization in any material respect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Wireline Company or any of its assets, or give rise to a right thereunder to require any payment to be made by any Wireline Company or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (d) will not result in the creation or imposition of any Lien (other than the Transaction Liens or Liens created under the Orders) on any asset of any Wireline Company, except, with respect to clauses (b)(1), (c) and (d), to the extent any of the foregoing could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.04.  Financial Condition; No Material Adverse Change.  (a)  The Borrower has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the Fiscal Year ended December 31, 2017, reported on by PricewaterhouseCoopers LLP, independent public accountants, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)          Since the Petition Date, there has been no state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had a Material Adverse Effect.

(c)          The financial projections (including the DIP Budget and Cash Flow Forecasts) and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives, and that have been made available to any Lenders or the Administrative Agent in connection with the Facilities or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from such projections and estimates), as of the date such projections and estimates were furnished to the Lenders and as of the Effective Date, and (ii) as of the Effective Date, have not been modified in any material respect by the Borrower.

SECTION 3.05.  Properties.  (a)  Each of the Wireline Companies has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for Liens permitted under Section 6.02, and minor defects in title that do not interfere with its ability to conduct its business as currently conducted and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)          Each of the Wireline Companies owns, or has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Wireline Companies does not infringe upon the rights of any other Person, except for any such failure to own or have the right to use or such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)          Schedule 3.05 sets forth the correct address of each “building” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Insurance Laws) held as of the Effective Date by any Loan Party that is a Debtor having a Fair Market Value (as reasonably determined by a Financial Officer in good faith) exceeding $10,000,000.

SECTION 3.06.  Litigation; Environmental Matters.  (a) Other than with respect to the Disclosed Matters and Disclosed Judgment, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against any Wireline Company in writing that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)          Except for the Disclosed Matters and Disclosed Judgment and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any other Wireline Company (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07.  Compliance with Laws.  Each of the Wireline Companies is in compliance with all laws, regulations and Governmental Authorizations, in each case applicable to it or its property, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08.  Investment Company Status.  No Wireline Company is required to be regulated as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.  Taxes.  Each of the Wireline Companies has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all post-petition Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Wireline Company has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  As of the Effective Date, Schedule 3.09 sets forth the only agreements among the Loan Parties regarding tax sharing, tax reimbursement or tax indemnification.

SECTION 3.10.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.  Disclosure.

(a)          As of the Effective Date, the Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Wireline Company is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information concerning any of the Wireline Companies (other than the projections, budgets or other estimates, or information of a general economic or industry nature concerning the Wireline Companies) furnished by or on behalf of any Loan Party to any Lender Party in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains as of the date furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time they were made; it being understood that projections by their nature are uncertain and no assurance is being given that the results reflected in such projected financial information will be achieved.

(b)          As of the date hereof, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the date hereof to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.12.  Subsidiaries.  Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each of its Subsidiaries and identifies each Subsidiary that is a Guarantor, in each case as of the Effective Date.  All the Subsidiaries are, and will at all times be, fully consolidated in the Borrower’s consolidated financial statements to the extent required by GAAP.

SECTION 3.13.  Insurance.  A description of all material insurance maintained by or on behalf of the Wireline Companies as of the Effective Date has been provided to the Administrative Agent.  As of the Effective Date, all premiums in respect of such insurance have been paid to the extent then due.

SECTION 3.14.  Labor Matters. Except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as of the Effective Date, (i) there are no strikes, lockouts or other labor disputes against any Wireline Company pending or, to the knowledge of the Borrower, threatened and (ii) the hours worked by and payments made to employees of the Wireline Companies have not violated the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. The execution, delivery and performance by each Wireline Company of the Loan Documents to which they are a party and the consummation of the financing contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement by which any Wireline Company is bound.

SECTION 3.15.  [Reserved].

SECTION 3.16.  Licenses; Franchises.  (a) Each of the Wireline Companies holds all Regulatory Authorizations and all other material Governmental Authorizations (including but not limited to franchises, ordinances and other agreements granting access to public rights of way, issued or granted to any Wireline Company by a state or federal agency or commission or other federal, state or local or foreign regulatory bodies regulating competition and telecommunications businesses) (collectively, the “Wireline Licenses”) that are required for the conduct of its business as presently conducted and as proposed to be conducted, except to the extent the failure to hold any Wireline Licenses would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Each Wireline License is valid and in full force and effect and has not been, or will not have been, suspended, revoked, cancelled or adversely modified, except to the extent any failure to be in full force and effect or any suspension, revocation, cancellation or modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No Wireline License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) any pending regulatory proceeding (other than those affecting the wireline industry generally) or judicial review before a Governmental Authority, unless such pending regulatory proceedings or judicial review would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Borrower does not have knowledge of any event, condition or circumstance that would preclude any Wireline License from being renewed in the ordinary course (to the extent that such Wireline License is renewable by its terms), except where the failure to be renewed has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          The licensee of each Wireline License is in compliance with each Wireline License and has fulfilled and performed, or will fulfill or perform, all of its material obligations with respect thereto, including with respect to the filing of all reports, notifications and applications required by the Communications Act or the rules, regulations, policies, instructions and orders of the FCC or any PUC, and the payment of all regulatory fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance or to fulfill or perform its obligations or pay such fees or contributions has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)          A Wireline Company owns all of the Equity Interests in, and Controls, all of the voting power and decision-making authority of, each licensee of the Wireline Licenses, except where the failure to own such Equity Interests or Control such voting power and decision-making authority of such licensees would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.17. Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower, its directors and agents, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions. None of the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, is a Sanctioned Person, and no Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.18.  Master Lease; Material Contracts.  (a) To the knowledge of the Holdco, the Master Lease is in full force and effect and is the legal, valid and binding obligation of Holdco and, to the knowledge of Holdco, each other party thereto enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)          To the knowledge of the Borrower, each Material Contract (other than the Master Lease) is in full force and effect and is the legal, valid and binding obligation of Holdco and, to the knowledge of the Borrower, each other party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. No default (after giving effect to any grace or cure period with respect thereto) has occurred and is continuing under any Material Contract entered into after the date of commencement of the Cases.

SECTION 3.19.  EEA Financial Institution Status.  No Loan Party is an EEA Financial Institution.

SECTION 3.20. Security Documents.

(a)          Subject to, and upon entry of the Orders, the Orders and the Security Documents are effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. Subject to, and upon entry of the Orders (with respect to any Debtor), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral described therein and, the proceeds thereof, as security for the obligations to the extent perfection can be obtained pursuant to the Orders or by filing UCC financing statements, in each case with the priority set forth in the Orders and the Security Documents.

(b)          Subject to, and upon entry of the Orders, when the Security Documents or a summary thereof are properly filed in the United States Patent and Trademark Office or the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the intellectual property described therein (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications, registered copyrights and exclusive licenses to registered copyrights acquired by the grantors after the Effective Date).

(c)          Subject to, and upon entry of the Orders, the Orders shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Real Estate and the proceeds thereof, and upon entry of the Orders (with respect to any Debtor), the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title, and interest of the Loan Parties in such Real Estate and the proceeds thereof, in each case with the priority set forth in the applicable Orders (with respect to any Debtor).

SECTION 3.21.  Orders.  The Interim Order is (and the Final Order when entered will be) effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable perfected security interest in the Collateral without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents.

ARTICLE 4
Conditions

SECTION 4.01.  Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(a)          The Petition Date shall have occurred and each of the Borrower and each Guarantor shall be a debtor and a debtor-in-possession. No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with expanded powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

(b)          The Administrative Agent (or its counsel) shall have received (i) counterparts of this Agreement, that bears the signature of the Borrower, each Guarantor, each Revolving Lender, each Term Lender, the Administrative Agent and the Collateral Agent and (ii) each promissory note requested by a Lender no later than two Business Days prior to the Effective Date pursuant to Section 2.08(e).

(c)          The Administrative Agent shall have received the favorable legal opinions of (i) Kirkland & Ellis LLP, New York counsel to the Loan Parties and (ii) Kristi Moody, Esq., general counsel of the Borrower, in each case addressed to the Lenders, the Administrative Agent, the Collateral Agent and each Issuing Bank, dated the date hereof, which opinions shall cover such matters as the Administrative Agent shall reasonably request and shall be reasonably satisfactory to the Administrative Agent.  The Borrower hereby requests such counsel to deliver such opinions.

(d)          The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the execution, delivery and performance of the Loan Documents to which such Loan Party is party and any other legal matters relating to the Wireline Companies or the Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e)          The Administrative Agent shall have received a certificate, dated the Effective Date and the date hereof and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.03 and paragraphs (a), (i), (p) and (r) of Section 4.01.

(f)          The Administrative Agent shall have received, in each case for the account of the applicable Persons all fees and other amounts due and payable by any Loan Party to any of the Lender Parties on or prior to the Effective Date, including, to the extent invoiced (each such invoice to be accompanied by customary backup documentation) 3 Business Days prior to the Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by any Loan Party under the Loan Documents or any fee, engagement or similar letter.

(g)          No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner shall have been appointed in any of the Cases with enlarged powers.

(h)          [Reserved].

(i)          The Debtors shall be in compliance in all respects with the Interim Order.

(j)          [Reserved].

(k)         [Reserved].

(l)          (i) The Lenders shall have received, no later than three Business Days prior to the Effective Date, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested by the Administrative Agent or Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act, that has been reasonably requested at least five Business Days in advance of the Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(m)          [Reserved].

(n)          The Administrative Agent shall be satisfied in its reasonable judgment that there shall not occur, after giving effect to the initial Credit Extension under the Facilities, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Loan Parties’ or their respective subsidiaries’ debt instruments and other material agreements which (i) in the case of the Loan Parties’ debt instruments and other material agreements, would permit the counterparty thereto to exercise remedies thereunder (in the case of Loan Parties that are Debtors, on a post-petition basis) or (ii) in the case of the debt instruments and other material agreements of any Domestic Subsidiary that is not a Loan Party, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o)          The Administrative Agent shall have received (i) a business plan and projected budget for a period of 24 months, broken down by month, including, without limitation, income statements, balance sheets, cash flow statements, projected capital expenditures, asset sales, cost savings and headcount reductions, targeted facility closures, targeted facility idlings and other milestones, a line item for total available liquidity for the period commencing on the date of such Budget, and which shall set forth the anticipated uses of the Facilities for such period, dated as of a date not more than 3 Business Days prior to the Effective Date and in form and substance reasonably satisfactory to the Administrative Agent, with the associated underlying assumptions mutually agreed by the Borrower and the advisors to the Lead Arranger (together with the Cash Flow Forecast, the “DIP Budget”), (ii) a Cash Flow Forecast dated as of a date not more than 5 Business Days prior to the Effective Date and (iii) such other information (financial or otherwise) as may be reasonably requested by it.

(p)          (i) The Interim Order Entry Date shall have occurred not later than 4 Business Days following the Petition Date and the Interim Order shall not have been vacated, reversed, modified, amended or stayed and (ii) the Effective Date shall have occurred not later than March 1, 2019 or 2 days after the Interim Order Entry Date.

(q)          The Administrative Agent shall be reasonably satisfied with the form and substance of the “first day orders” and all related pleadings, including, without limitation, any order approving significant or outside the ordinary course of business transactions entered on (or prior to) the Effective Date and a cash management order, which cash management order shall be in full force and effect.

(r)          There shall not have occurred a material adverse change in the operations, assets, revenues, financial condition of Borrower and its Subsidiaries (other than by virtue of the commencement of the Cases and the events and circumstances giving rise thereto) since December 31, 2017.

(s)          The Borrower shall have retained a financial advisor acceptable to the Administrative Agent (it being understood that PJT Partners has been retained and is acceptable) and the Administrative Agent shall have been provided reasonable access to such financial advisor.

(t)          To the extent such items can be delivered on or prior to the Effective Date after the exercise of commercially reasonable efforts, subject to the paragraph immediately following subsection (iv) below, the Administrative Agent shall have received the following:

(i)           Agreements for filing with the United States Copyright Office or the United States Patent and Trademark Office providing notice of the security interest granted in favor of the Collateral Agent in the intellectual property registered or applied for in the United States listed on the applicable schedules to the Security Documents, duly executed by the Borrower and each other Loan Party, as applicable.

(ii)          Evidence of all insurance required to be maintained, and evidence that the Administrative Agent shall have been named as an additional insured loss payable or loss payee, as applicable, on all insurance policies covering loss or damage to Collateral and on all liability insurance policies as to which the Administrative Agent has reasonably requested to be so named.

(iii)         (x) the Security Agreement shall have been executed and delivered by the parties thereto and (y) the Collateral and Guarantee Requirement shall have been satisfied.

(iv)         The Administrative Agent shall have received flood determinations and flood certificates with respect to any owned or  leased “building” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Insurance Laws) located in the United States of the Loan Parties and listed on Schedule 3.05.

To the extent that any of the items described in this Section 4.01(t) shall not have been received by the Administrative Agent notwithstanding the Borrower’s use of its commercially reasonable efforts to provide same, delivery of such items shall not constitute a condition to effectiveness of this Agreement and the obligations of each Lender to make Loans hereunder and of each Issuing Bank to issue Letters of Credit hereunder, and the Borrower shall, instead, cause such items to be delivered to the Administrative Agent not later than 45 days following the Effective Date (or such later date as the Administrative Agent shall agree in its discretion).

SECTION 4.02.  Conditions to Borrowing on the Full Availability Date. The obligation of each Term Lender to make any Term Loan in an aggregate amount in excess of the Term Interim Availability Amount, and the obligation of each Revolving Lender to make any Loan and of each Issuing Bank to issue, renew or extend any Letter of Credit in an aggregate amount in excess of the Revolving Interim Availability Amount, is subject to the satisfaction of the following conditions precedent:

(a)          The Effective Date shall have occurred and the conditions set forth in Section 4.01 have been satisfied.

(b)          The Final Order Entry Date shall have occurred no later than 60 days after the Petition Date and the Final Order shall approve the full amount of the Facilities.

(c)          (x) All material “second day orders” and all related pleadings intended to be entered on or prior to the date of entry of the Final Order and any order establishing material procedures for the administration of the Cases, shall have been entered by the Bankruptcy Court, and (y) all pleadings related to procedures for approval of significant transactions, including, without limitation, asset sale procedures, regardless of when filed or entered, shall be reasonably satisfactory in form and substance to the Administrative Agent, or this condition is waived by the Administrative Agent. The Administrative Agent acknowledges that the form of such orders substantially in the forms filed on the Petition Date are acceptable.

(d)          The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower, dated the Full Availability Date certifying that the conditions set forth in clauses (b) and (c) above and in paragraphs (a) and (b) of Section 4.03 have been satisfied.

(e)          The Collateral and Guarantee Requirement shall have been satisfied.

(f)          The Administrative Agent shall have received, in each case for the account of the applicable Persons (x) all fees and other amounts due and payable by any Loan Party to any of the Lender Parties on or prior to the Full Availability Date, including, to the extent invoiced (each such invoice to be accompanied by customary backup documentation) 3 Business Days prior to the Full Availability Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by any Loan Party under the Loan Documents or any fee, engagement or similar letter and (y) all accrued interest on outstanding Revolving Loans, accrued commitment fees in respect of the Revolving Commitments and accrued participation fees in respect of outstanding Letters of Credit.

(g)          The Administrative Agent shall have received (x) the Cash Flow Forecast required to be delivered pursuant to Section 4.01(o) and to the extent applicable, Section 5.01(h)(i) and (y) to the extent applicable, the Variance Report required to be delivered pursuant to Section 5.01(h)(ii).

SECTION 4.03.  Each Credit Event.  Except with respect to a Borrowing pursuant to the Interim Order or Final Order (as applicable) following a Carve Out Trigger Notice and up to an aggregate amount equal to the lesser of (x) the Carve-Out Reserve Amount and (y) the unused Revolving Commitments (as determined by the Orders), the obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)          The representations and warranties of each Loan Party set forth in the Loan Documents that are qualified by materiality shall be true and correct, and the representations that are not so qualified shall be true and correct in all material respects, in each case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

(b)          At the time of and immediately after giving effect to such Borrowing or the issuance, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)          With respect to any Credit Extension on any day that is (i) on or after the Effective Date and prior to the Final Order Entry Date, the Interim Order Entry Date shall have occurred and the Interim Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to any stay, and shall not have been modified or amended in a manner adverse to the Lenders without the consent of the Administrative Agent and the Required Lenders, and the Loan Parties and their Subsidiaries shall be in compliance with the Interim Order and (ii) 60 days or later after the Petition Date, the Final Order Entry Date shall have occurred and the Final Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to any stay, and shall not have been modified or amended in a manner adverse to the Lenders without the consent of the Administrative Agent and the Required Lenders, and the Loan Parties and their Subsidiaries shall be in compliance with the Final Order.

(d)          With respect to any Credit Extension on or after the date of entry of the Final Order, (x) all material “second day orders” and all related pleadings intended to be entered on or prior to the date of entry of the Final Order, including a final cash management order and any order establishing material procedures for the administration of the Cases, shall have been entered by the Bankruptcy Court, or (y) all pleadings related to procedures for approval of significant or outside the ordinary course of business transactions, including, without limitation, asset sale procedures, regardless of when filed or entered, are, in each case, reasonably satisfactory in form and substance to the Administrative Agent (it being understood that any transaction that provides for the termination of the Commitments and the indefeasible repayment in full in cash of the obligations under the Loan Documents upon consummation thereof is reasonably satisfactory in form and substance to the Administrative Agent), unless this condition is waived by the Administrative Agent. The Administrative Agent acknowledges that the form of such orders shall be acceptable to the extent substantially the same as the forms filed on the Petition Date (to the extent the orders filed on the Petition Date were acceptable to the Administrative Agent).

(e)          With respect to (i) the making of any Revolving Borrowing or any Term Loan Borrowing (other than any Revolving Loan made pursuant to Section 2.04(e)), the Administrative Agent shall have received a Borrowing Request meeting the requirements of Section 2.03 and (ii) the issuance, renewal or extension of any Letter of Credit, the Administrative Agent and the Issuing Bank shall have received a notice meeting the requirements of Section 2.04(b).

(f)          Prior to the Full Availability Date, after giving effect to the making of such Loan, (i) the aggregate amount of the Revolving Loans outstanding shall not exceed the Revolving Interim Availability Amount and (ii) the aggregate amount of the Term Loans outstanding shall not exceed the Term Interim Availability Amount.

Each Borrowing and each issuance, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.

ARTICLE 5
Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdco and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements; Ratings Change and Other Information.  The Borrower will furnish to the Administrative Agent on behalf of each Lender (and the Administrative Agent will make available to each Lender):

(a)          as soon as available and in no event later than 90 days after the end of each Fiscal Year, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)          as soon as available and in no event later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)          concurrently with any delivery of financial statements under clause (a) or (b), a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) to the extent that any such change in GAAP has an impact on such financial statements, stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04, and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)          within 60 days after the beginning of each Fiscal Year commencing with the Fiscal Year beginning January 1, 2020, a detailed consolidated budget for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such Fiscal Year and setting forth the assumptions used in preparing such budget) and, promptly when available, any significant revisions of such budget approved by the board of directors of the Borrower;

(e)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Wireline Company with the SEC or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(f)          promptly following any reasonable written request by the Administrative Agent therefor, (i) copies of all material reports and written information to and from (A) the FCC or any PUC with jurisdiction over the property or business of any Wireline Company or (B) the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor or other agencies or authorities concerning environmental, health or safety matters, (ii) copies of any statement or report furnished to RUS in connection with the RUS Grant and Security Agreement or (iii)(A) such other information regarding the operations, business affairs and financial condition of Holdco or any Wireline Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (B) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;

(g)          on or before the last Business Day at the end of every 4-week period, commencing with the 4-week period ending March 29, 2019, (i) a Cash Flow Forecast and (ii) a variance report (each, a “Variance Report”) for any prior 4-week period included in the latest Cash Flow Forecast delivered pursuant to Section 4.01(o) or 5.01(g)(i), (A) showing, for each week, actual total net cash receipts and disbursements, (B) noting therein variances on a rolling 4-week and cumulative (from the beginning of the Cases) basis from projected values set forth for such periods in the relevant Cash Flow Forecast and (C) providing an explanation for all material variances, certified by a Responsible Officer and in form and substance reasonably satisfactory to the Administrative Agent; provided that, for the avoidance of doubt, the existence of any variance (whether material or not) shall not constitute a Default or an Event of Default;

(h)          [RESERVED]; and

(i)          any financial statement or other materials required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered on the date on which such information is posted on the Borrower’s website on the Internet or by the Administrative Agent on an IntraLinks or similar site to which Lenders have been granted access or shall be available on the SEC’s website on the Internet at www.sec.gov; provided that (i) the Borrower shall give notice of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Lenders), and (ii) the Borrower shall deliver paper copies of any such documents to the Administrative Agent if the Administrative Agent requests the Borrower to deliver such paper copies.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of any certificate required by Section 5.01(d) to the Administrative Agent.  Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.  Furthermore, if any financial statement or other materials required to be delivered under this Agreement shall be required to be delivered on any date that is not a Business Day, such information may be delivered to the Administrative Agent on the next succeeding Business Day after such date.

The Borrower represents and warrants that it, its controlling Person and any Subsidiary, in each case, if any, either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrower hereby (x) authorizes the Administrative Agent to make the financial statements to be provided under Section 5.01(a) and (b) above, along with the Loan Documents, available to Public-Siders and (y) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities.  The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrower has no outstanding publicly traded securities, including 144A securities.

SECTION 5.02.  Notices of Material Events.  The Borrower will furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender) prompt written notice of a Responsible Officer obtaining Knowledge of any of the following:

(a)          the occurrence of any Default;

(b)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Wireline Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)          any ERISA Event that occurs or is reasonably expected to occur, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, which could reasonably be expected to result in a Material Adverse Effect;

(d)          (i) the occurrence of, or receipt of a written notice of any claim with respect to, any Environmental Liability that could reasonably be expected to result in a Material Adverse Effect, or (ii) receipt of a written notice of non‑compliance with any Environmental Law or permit, license or other approval required under any Environmental Law to the extent such non-compliance could reasonably be expected to result in a Material Adverse Effect; and

(e)          (i) non-compliance with any Regulatory Authorization, to the extent such non-compliance could reasonably be expected to have a Material Adverse Effect, or (ii) receipt of any written notice from any Governmental Authority in relation to the continuation, validity, renewal or conditions attaching to any Regulatory Authorization which could reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Information Regarding Collateral.  (a) The Borrower will furnish to the Collateral Agent prompt written notice of any change in (i) any Loan Party’s legal name, jurisdiction of organization, chief executive office or principal place of business, (ii) any Loan Party’s identity or form of organization or (iii) any Loan Party’s federal Taxpayer Identification Number.  No later than 10 Business Days after any change referred to in the preceding sentence, the Borrower shall confirm to the Collateral Agent (and, as and when available, provide any information reasonably requested by the Collateral Agent) that all filings have been made under the Uniform Commercial Code (or that the Borrower has provided to the Collateral Agent all information required or reasonably requested by the Collateral Agent in order for it to make such filings), and all other actions have been taken, that are required so that such change will not at any time adversely affect the validity, perfection or priority of any Transaction Lien on any of the Collateral.

(b)          Each year, at the time annual financial statements with respect to the preceding Fiscal Year are delivered pursuant to Section 5.01(a), the Borrower will deliver to the Administrative Agent a certificate of a Financial Officer and its chief legal officer (i) setting forth, with respect to each Loan Party, the information required pursuant to Parts A-1 and A-2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the date hereof (or the effective date of such Loan Party’s Security Agreement supplement) or the date of the most recent certificate delivered pursuant to this subsection and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the Transaction Liens for a period of at least 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.04.  Existence; Conduct of Business.  Subject to Bankruptcy Law, the terms of the applicable Orders and any required approval by the Bankruptcy Court, each of Holdco and the Borrower will, and the Borrower will cause each of its Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except, in the case of clause (ii), where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, Division, liquidation or dissolution permitted under Section 6.03 or any disposition of assets permitted under Section 6.05.

SECTION 5.05.  Payment of Obligations.  Subject to Bankruptcy Law, the terms of the applicable Orders or any required approval by the Bankruptcy Court, each of Holdco and the Borrower will, and the Borrower will cause each of its Subsidiaries to, pay its obligations other than Indebtedness, including post-petition Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the applicable Wireline Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation.

SECTION 5.06.  Maintenance of Properties; Insurance; Casualty and Condemnation. (a) Except as otherwise permitted in Section 6.05, each of Holdco and the Borrower will, and the Borrower will cause each of its Subsidiaries to, keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear (and damage caused by casualty) excepted, except where the failure to take such actions could not reasonably be expected to result in a Material Adverse Effect.

(b)          Each of Holdco and the Borrower will, and the Borrower will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts and against such risks as may be required by law or as the Borrower reasonably and in its good faith business judgment believes are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include a lenders’ loss payable clause in favor of the Collateral Agent and providing for losses thereunder to be payable to the Collateral Agent or its designee as additional loss payee as its interests may appear.  Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured.  Each such policy referred to in this paragraph (b) also shall provide that it shall not be canceled, modified with respect to endorsements or loss payable provisions or not renewed (x) by reason of nonpayment of premium except upon at least 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon at least 30 days’ prior written notice thereof by the insurer to the Collateral Agent.  The Borrower shall deliver to the Collateral Agent, prior to the cancellation or nonrenewal, or modification of any endorsement or loss payable provisions of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent) together with evidence reasonably satisfactory to the Collateral Agent of payment of the premium therefor to the extent then due.

(c)          The Borrower will furnish to the Administrative Agent and the Collateral Agent prompt written notice of any Casualty Event.

(d)          If any “building” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Insurance Laws) comprising a portion of any Real Estate constituting Collateral located in the United States of America is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (each a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the Flood Insurance Laws, each of Holdco and the Borrower will, and the Borrower will cause each of its Subsidiaries to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably satisfactory and acceptable to the Administrative Agent, including a copy of the flood insurance policy and declaration page relating thereto.

SECTION 5.07.  Books and Records; Inspection Rights.  Each of Holdco and the Borrower will, and the Borrower will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities in accordance with GAAP.  The Borrower will provide the Lenders with access to information (including historical information) and personnel of Holdco and the Wireline Companies, including, without limitation, regularly scheduled telephonic meetings as mutually agreed with senior management and the Borrower’s financial advisors.  Each of Holdco and the Borrower will, and the Borrower will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, with the opportunity for the Borrower to be present, its independent accountants, all at such reasonable times and as often as reasonably requested; provided that (x), unless an Event of Default has occurred and is continuing, the Borrower shall not be required by this Agreement to pay for more than one visit per year by the Administrative Agent and (y) the Lenders shall coordinate any visits through the Administrative Agent; provided further that (x) no Wireline Company shall be required to disclose or permit the discussion of, the examination of or the making of extracts from any matter, document or other information (i) if disclosure thereof to the Administrative Agent or to a Lender would be prohibited by applicable law or by any contractual obligation binding on such Wireline Company (and not entered into with the intent of avoiding such disclosure), (ii) if the relevant information is subject to attorney-client or similar privilege or constitutes attorney work product or (iii) if such disclosure or examination would constitute the disclosure or examination of non-financial trade secrets or non-financial proprietary information and (y) for the avoidance of doubt, any information disclosed pursuant to this Section 5.07 shall be subject to Section 9.12.

SECTION 5.08.  Compliance with Laws.  Except as otherwise excused by Bankruptcy Law, each of Holdco and the Borrower will, and the Borrower will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including any Environmental Laws), except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain policies and procedures reasonably designed to ensure compliance by Holdco, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.09.  Use of Proceeds and Letters of Credit.  The proceeds of the Revolving Loans and the Term Loans will be used (i) to pay the fees, costs and expenses required to be paid in connection with the transactions contemplated hereby and the Cases, (ii) to finance the working capital needs/general corporate purposes of the Debtors following the commencement of the Cases, (iii) to pay payments in respect of Adequate Protection (as defined in the Interim Order or Final Order, as applicable) as authorized by the Bankruptcy Court in the applicable Order and (iv) to pay obligations arising from or related to the Carve Out, in each case, not in contravention of any Requirement of Law and not in violation of this Agreement or the other Loan Documents.  No part of the proceeds of any Loan or Letters of Credit will be used, whether directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or for any other purpose, in each case that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  Letters of Credit will be issued only to support general corporate obligations of the Wireline Companies.

SECTION 5.10.  Additional Subsidiaries.  If any additional Subsidiary, other than an Insignificant Subsidiary, is formed or acquired after the Effective Date, the Borrower will, within ten Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Collateral Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Subsidiary held by a Loan Party and any Indebtedness of such Subsidiary owed to a Loan Party (without limitation, subject to the condition specified in clauses (i) and (ii) of the first parenthetical of clause (b) of the definition of “Collateral and Guarantee Requirement”).  If at any time any Subsidiary that is not then a Loan Party, other than (A) an Insignificant Subsidiary, (B) [reserved], (C) any Subsidiary listed on Schedule 5.10 or (D) [reserved], (x) is a wholly-owned Domestic Subsidiary and is permitted by applicable law or regulation (without the need to obtain any Governmental Authorization) to Guarantee the Facility Obligations or (y) Guarantees any Loan Party’s obligations in respect of any other Indebtedness (other than Indebtedness created under the Loan Documents), the Borrower shall promptly cause (A) such Subsidiary to Guarantee the Facility Obligations pursuant to Article 10 (in the case of any Subsidiary described in clause (y), on terms no less favorable to the Lenders than those applicable under such Guarantee of other Indebtedness) and (B) the other provisions of the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary, whereupon such Subsidiary will become a “Guarantor” and “Lien Grantor” for purposes of the Loan Documents. The Borrower will not, and will not permit any of its Subsidiaries to, form or acquire any Subsidiary (other than Insignificant Subsidiaries and other than (i) [reserved], (ii) [reserved] and (iii) any [reserved]) after the Effective Date unless either (x) all of the Equity Interests in such Subsidiary shall be directly held by a Loan Party or (y) such Subsidiary shall have Guaranteed the Facility Obligations pursuant to Article 10 and shall have satisfied the other provisions of the Collateral and Guarantee Requirement with respect to such Subsidiary.

SECTION 5.11.  Further Assurances.  (a) Each Loan Party will execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings and other documents), that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the Borrower’s expense.  The Borrower will provide to the Collateral Agent, from time to time upon any reasonable request from the Collateral Agent, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens intended to be created by the Security Documents.

(b)          If any assets (other than (i) [reserved], (ii) any RUS Grant Funds or (iii) any asset purchased with RUS Grant Funds and any proceeds thereof (subject, in the case of Real Property, to Section 2.19(a)(iii)) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral that become subject to Transaction Liens upon acquisition thereof), pursuant to the Interim Order (and, when entered, the Final Order), the Liens in favor of the Collateral Agent on behalf of and for the benefit of the Secured Parties in all of the Debtor’s Prepetition Collateral and Unencumbered Property (as defined in the Interim Order), which includes, without limitation, such after-acquired assets, shall be created and perfected without recordation or filing of any instrument or any Mortgage, assignment or similar instrument; provided that if such assets are material, the Borrower will notify the Collateral Agent thereof, and, if requested by the Collateral Agent or the Required Lenders, each Loan Party will cause such assets to be subjected to a Transaction Lien securing the Secured Obligations and will take, or cause the relevant Guarantor to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect or record such Transaction Lien, in each case to the extent contemplated by the Security Documents, including actions described in Section 5.11(a), all at the Borrower’s expense.

SECTION 5.12.  Rated Credit Facilities.  The Borrower will use commercially reasonable efforts to cause the Facilities to be continuously rated by (a) either S&P or Fitch and (b) Moody’s.

SECTION 5.13.  Windstream Communications.  Each of Holdco and the Borrower will, and the Borrower will cause each of its Subsidiaries to cause, Windstream Communications, Inc. not to (a) engage to any material extent in any business or activity, other than (i) the ownership of Wireline Licenses and other assets owned (or similar to those owned), and the business or other activities engaged in, by it on the Effective Date, (ii) the maintenance of its corporate existence, (iii) the making of Restricted Payments to the extent permitted by Section 6.08, and (iv) activities incidental to (including with respect to legal, tax and accounting matters), or otherwise required to comply with applicable law in connection with, any of the foregoing activities; and (b) create, incur, assume or permit to exist (i) any Indebtedness of the type described in clause (a) of the definition thereof, unless owed to a Loan Party or constituting obligations under the Loan Documents, regardless of whether such Indebtedness would otherwise be permitted under Section 6.01, (ii) any other Indebtedness unless consistent with past practice, regardless of whether such Indebtedness would otherwise be permitted under Section 6.01, or (iii) any other liabilities, other than liabilities (but not any Indebtedness) (A) existing (or similar to those existing) on the Effective Date or (B) associated with the activities permitted under subclauses (i) through (iv) of clause (a) above.

SECTION 5.14.  [Reserved]

SECTION 5.15. First and Second Day Orders.  The Borrower shall cause all proposed “first day” orders, “second day” orders and all other orders establishing material procedures for administration of the Cases or approving significant or material transactions outside the ordinary course of business submitted to the Bankruptcy Court to be in accordance with and permitted by the terms of this Agreement and reasonably acceptable to the Administrative Agent in all respects, it being understood and agreed that the forms of orders approved by the Administrative Agent prior to the Petition Date are in accordance with and permitted by the terms of this Agreement in all respects and are acceptable; provided, that for the avoidance of doubt, the Final Order shall be acceptable to the Administrative Agent in its sole discretion.

SECTION 5.16.  Certain Other Bankruptcy Matters.

(a)          The Loan Parties and the Subsidiaries shall comply (i) in all material respects, after entry thereof, with all of the requirements and obligations set forth in the Orders and the cash management order, as each such order is amended and in effect from time to time in accordance with this Agreement, (ii) in all material respects, after entry thereof, with each order of the type referred to in clause (b) of the definition of “Approved Bankruptcy Court Order”, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (b) of the definition of “Approved Bankruptcy Court Order”) and (iii) in all material respects, after entry thereof, with the orders (to the extent not covered by subclause (i) or (ii) above) approving the Debtors’ “first day” and “second day” relief and any pleadings seeking to establish material procedures for administration of the Cases or approving significant or material outside the ordinary course of business transactions and all obtained in the Cases, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (c) of the definition of “Approved Bankruptcy Court Order”).

(b)          Each of Holdco and the Borrower shall (i) provide to the Administrative Agent prompt written notice of a Responsible Officer obtaining Knowledge of any state of facts, circumstance, change, development, event, condition or occurrence that, individually or in the aggregate, could reasonably be expected to result in any Master Lease Specified Event and (ii) consult the Administrative Agent from time to time on a timely manner with respect to the matters described in Section 5.16(b)(i) prior to taking any action that could reasonably be expected to result in any Master Lease Specified Event.  Without limiting the generality of the foregoing, the Borrower shall provide at least five (5) Business Days’ prior written notice to the Administrative Agent prior to any filing of a motion for assumption or rejection of the Master Lease or any Loan Party’s or any other Subsidiary’s other Material Contracts pursuant to Section 365 of the Bankruptcy Code.

SECTION 5.17.  Bankruptcy Notices.  The Borrower will furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender), to the extent reasonably practicable, no later than three business days (or such shorter period as Administrative Agent may agree) prior to filing with the Bankruptcy Court, the Final Order and all other proposed orders and pleadings related to the Loans and the Loan Documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, having a value in excess of $1,000,000, cash management, adequate protection, any Reorganization Plan and/or any disclosure statement or supplemental document related thereto.

ARTICLE 6
Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdco and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness; Certain Equity Securities.  (a) Each of Holdco and the Borrower will not, and the Borrower will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)          Indebtedness created under the Loan Documents;

(ii)         [reserved];

(iii)        [reserved];

(iv)         Indebtedness set forth in Schedule 6.01;

(v)          Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (A) any such Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 6.04, (B) except to the extent any Regulatory Authorization would be required therefor and has not been obtained, any such Indebtedness of any Loan Party to any Subsidiary that is not a Guarantor shall be subordinated to the Facility Obligations on terms reasonably satisfactory to the Administrative Agent, and (C) any such Indebtedness owed to any Loan Party and evidenced by a promissory note shall be pledged pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement”;

(vi)         Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary (other than Indebtedness permitted solely pursuant to clauses (a)(iv) or (a)(xx) or any combination thereof); provided that (A) Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04, (B) Guarantees permitted under this clause (vi) shall be subordinated to the Secured Obligations of the applicable Subsidiary if and to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations and (C) no Indebtedness shall be Guaranteed by any Subsidiary unless such Subsidiary is a Loan Party that has Guaranteed the Secured Obligations pursuant to Article 10;

(vii)        Indebtedness of any Wireline Company incurred to finance the acquisition, construction, restoration or improvement of any fixed or capital assets, including Capital Lease Obligations (whether through the direct acquisition of such assets or the acquisition of Equity Interests in a Person holding only such fixed or capital assets) and any Indebtedness assumed by any Wireline Company in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (A) such Indebtedness is incurred (or if assumed, was incurred) prior to or within 150 days after such acquisition or the completion of such construction, restoration or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not exceed $150,000,000 at any time outstanding;

(viii)       [reserved];

(ix)         [reserved];

(x)          Indebtedness of any Wireline Company constituting reimbursement obligations with respect to letters of credit in respect of workers’ compensation claims or self-insurance obligations;

(xi)         Indebtedness of any Wireline Company constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(xii)        Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of Indebtedness for borrowed money);

(xiii)       Indebtedness in respect of Swap Agreements permitted by Section 6.07;

(xiv)       Indebtedness of any Wireline Company arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(xv)        Indebtedness of any Wireline Company arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of any Wireline Company pursuant to any such agreements, in any case incurred in connection with the disposition of any business, assets or any Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition), so long as the principal amount of such Indebtedness does not exceed the gross proceeds actually received by the Wireline Companies in connection with such disposition;

(xvi)       any Earn-out Obligation or obligation in respect to any purchase price adjustment, in each case in existence on the Petition Date;

(xvii)      [reserved];

(xviii)     [reserved];

(xix)       Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business;

(xx)        other Indebtedness of any Wireline Company in an aggregate principal amount not exceeding $50,000,000 at any time outstanding; provided that no Default has occurred and is continuing or would result therefrom; and

(xxi)       Indebtedness in connection with Permitted Receivables Financings; provided that the aggregate principal amount of Indebtedness at any time outstanding under this Section 6.01(a)(xxi) shall not exceed $50,000,000.

(b)         [Reserved].

(c)          No Subsidiary will issue any Preferred Stock.

SECTION 6.02.  Liens.  Each of Holdco and the Borrower will not, and the Borrower will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)          Transaction Liens;

(b)          Permitted Encumbrances;

(c)          any Lien on any property or asset of any Wireline Company existing on the Effective Date and set forth in Schedule 6.02 securing Indebtedness or other obligations outstanding on such date; provided that (i) such Lien shall not apply to any other property or asset of any Wireline Company and (ii) such Lien shall secure only those obligations which it secures on the Effective Date;

(d)          [reserved];

(e)          Liens on fixed or capital assets acquired, constructed, restored or improved by any Wireline Company (including any such assets made the subject of a Capital Lease Obligation); provided that (i) such Liens secure Indebtedness permitted by clause (vii) of Section 6.01(a), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 150 days after such acquisition or the completion of such construction, restoration or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of any Wireline Company;

(f)          Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of any Wireline Company on deposit with or in possession of such bank arising in the ordinary course of business;

(g)          Liens in favor of the Borrower or any Guarantor;

(h)          Liens on cash or Cash Equivalents securing (a) obligations of any Wireline Company under Swap Agreements permitted under Section 6.07 or (b) letters of credit that support such obligations under such Swap Agreements; provided that the aggregate principal amount secured by all such Liens shall not at any time exceed $35,000,000;

(i)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods, in each case entered into in the ordinary course of business;

(j)          [reserved];

(k)          Liens (i) attaching to advances to a seller of any property to be acquired, (ii) consisting of an agreement to dispose of property and (iii) on cash earnest money deposits in connection with Investments permitted under Section 6.04;

(l)          Liens on insurance policies and the proceeds thereof granted in the ordinary course to secure the financing of insurance premiums with respect thereto;

(m)        Liens in favor of any Lender in respect of the Investment of the Loan Parties in participation certificates or Equity Interests of such Lender permitted pursuant to clause (s) of Section 6.04;

(n)          Liens not otherwise permitted by this Section to the extent that the aggregate outstanding principal amount of the obligations secured thereby (determined as of the date such Lien is incurred) does not exceed $50,000,000 at any time outstanding;

(o)          Liens granted to provide adequate protection pursuant to the Interim Order or the Final Order;

(p)          Liens on Excluded RUS Grant Assets in favor of RUS granted pursuant to a RUS Grant and Security Agreement; provided that the aggregate amount of RUS Grant Funds shall not exceed $50,000,000; and

(q)          Liens in respect of Permitted Receivables Financings that extend only to the Receivables Assets subject thereto and the proceeds thereof.

SECTION 6.03.  Fundamental Changes.  (a) Each of Holdco and the Borrower will not, and the Borrower will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, consummate a Division as the Dividing Person or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (A) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (B) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Guarantor) is (or upon consummation of such merger becomes in accordance with the terms of this Agreement) a Guarantor, (C) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (D) any Subsidiary that is an LLC may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Subsidiaries that are Guarantors at such time, or, with respect to assets not so held by one or more Subsidiaries that are Guarantors, such Division, in the aggregate, would otherwise result in an Asset Disposition permitted by Section 6.04(o); provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04; provided further that, notwithstanding anything to the contrary in this Agreement, any Subsidiary which is a Division Successor resulting from a Division of assets of a Subsidiary that is not an Insignificant Subsidiary may not be deemed to be an Insignificant Subsidiary at the time of or in connection with the applicable Division.

(b)          Each of Holdco and the Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than Permitted Businesses.

(c)          Each of Holdco and the Borrower will not change its jurisdiction of organization to any jurisdiction outside the United States.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  Each of Holdco and the Borrower will not, and the Borrower will not permit any Subsidiary to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Equity Interest in or evidences of Indebtedness or other securities (including any option, warrant or other similar right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of, or assets constituting a division, unit or line of business of, any other Person (each of the foregoing, an “Investment”), except:

(a)          [reserved];

(b)          Cash Equivalents;

(c)         Investments existing on the Effective Date and listed on Schedule 6.04;

(d)         Investments by the Borrower and its Subsidiaries in Equity Interests in their respective Subsidiaries; provided that (i) any such Equity Interest held by a Loan Party shall be pledged pursuant to the Security Agreement as required to satisfy clause (b) of the definition of “Collateral and Guarantee Requirement”, and (ii) the aggregate amount of such Investments by Loan Parties in Equity Interests in Subsidiaries that are not Loan Parties made after the Effective Date in reliance on this clause (d) shall not exceed (together with (x) any loans and advances by Loan Parties to Subsidiaries that are not Loan Parties made in reliance on clause (e) below and (y) any Guarantees by Loan Parties of Indebtedness or other obligations of Subsidiaries that are not Loan Parties made in reliance on clause (f) below) $75,000,000 at any time (in each case determined at the time made and without regard to any subsequent write-downs or write-offs);

(e)         loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that the amount of such loans and advances made in reliance on this clause (e) after the Effective Date by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (ii) of the proviso in clause (d) above;

(f)          (x) Guarantees constituting Indebtedness permitted by Section 6.01 and (y) guarantees provided in the ordinary course of business of obligations of any Wireline Company (other than Indebtedness); provided that (i) any Person providing any such Guarantee of Indebtedness shall have complied with Section 5.10 with respect thereto, and (ii) the aggregate principal amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties that is Guaranteed by Loan Parties shall be subject to the limitation set forth in clause (ii) of the proviso in clause (d) above;

(g)          any Investment acquired by any Wireline Company (i) in exchange for any other Investment or accounts receivable held by such Wireline Company in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure by any Wireline Company with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h)         Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(i)          [reserved];

(j)          loans or advances to employees of any Wireline Company not exceeding $5,000,000 in the aggregate outstanding at any time;

(k)         commission, payroll, travel and similar advances to officers and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Wireline Companies in accordance with GAAP;

(l)          Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(m)        Investments in the form of Swap Agreements permitted by Section 6.07;

(n)         [reserved];

(o)         Investments resulting from pledges or deposits described in clause (b) or (c) of the definition of “Permitted Encumbrance”;

(p)         Investments received in connection with the disposition of any asset permitted by Section 6.05;

(q)         advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Borrower or any of its Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(r)          Investments arising from any transaction permitted by Section 6.08;

(s)          [reserved];

(t)          Investments arising as a result of Permitted Receivables Financings;

(u)         [reserved];

(v)         [reserved]; and

(w)         so long as no Event of Default has occurred and is continuing or would result therefrom, additional Investments in any Person (provided that any such Person is either (i) not an Affiliate of the Borrower or (ii) is an Affiliate of the Borrower (A) solely because the Borrower, directly or indirectly, owns Equity Interests in, or controls, such Person or (B) engaged in bona fide business operations and is an Affiliate solely because it is under common control with the Borrower) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (w) since the Effective Date and then outstanding not to exceed (calculated as of the date of such Investment was made) $75,000,000; provided that any Investment made pursuant to this clause (w) in any Person that is not a Wireline Company at the time such Investment is made may, if such Person thereafter becomes a Wireline Company, from and after such date be deemed to have been made pursuant to clause (d), (e) or (f)(ii), as applicable, and not pursuant to this clause (w).

SECTION 6.05.  Asset Sales.  Each of Holdco and the Borrower will not, and the Borrower will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) any property, including any Equity Interest owned by it (in each case, whether now owned or hereafter acquired), nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to the Borrower or another Subsidiary in compliance with Section 6.04(d)), except:

(a)         [reserved];

(b)         sales, transfers, leases or other dispositions of (i) inventory, (ii) obsolete, worn-out, used, no longer useful or surplus property or equipment and (iii) Cash Equivalents, in the case of each of clauses (i), (ii) and (iii), in the ordinary course of business;

(c)         sales, transfers, leases and other dispositions (including issuance of Equity Interests) to a Wireline Company; provided that any such sale, transfer, lease or other disposition involving a Subsidiary that is not a Loan Party shall comply with Section 6.09;

(d)         (x) leases or subleases of property, and licenses or sublicenses of intellectual property, in each case entered into in the ordinary course of business (including, for the avoidance of doubt, indefeasible rights of use); (y) licenses and sublicenses of intellectual property granted to Propco and its Subsidiaries, in the case of each of (x) and (y), to the extent that any such lease, sublease, license or sublicense does not materially interfere with the business of any Wireline Company and (z) capital improvements that are made to property that is leased pursuant to the terms of that lease, including the Master Lease;

(e)         dispositions or write-downs of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or bankruptcy or similar proceedings;

(f)          any Restricted Payment permitted under Section 6.08;

(g)         sales, transfers or other dispositions of assets with respect to any Debtor pursuant to any order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Administrative Agent, permitting de minimis asset dispositions without further order of the Bankruptcy Court, so long as the proceeds thereof are applied in accordance with Section 2.10, if applicable;

(h)         [reserved];

(i)          dispositions of property constituting Investments permitted under Section 6.04(g) and Section 6.04(u);

(j)          dispositions of assets consisting of transactions permitted under Section 6.03;

(k)         [reserved];

(l)          dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(m)        the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings;

(n)         the sale of certain out-of-territory fiber network located in Nebraska pursuant to a contract entered into prior to the date hereof for a sale price of approximately $11,000,000; and

(o)         sales, transfers, leases and other dispositions of assets (except Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section; provided that the aggregate Fair Market Value of all assets sold, transferred or otherwise disposed of in reliance on this clause (o) shall not exceed $25,000,000 in any fiscal year (with the Fair Market Value of each item of non-cash consideration being measured at the time received and without giving effect to any subsequent changes in value);

provided that any sales, transfers, leases and other dispositions permitted by clause (o) of this Section shall be (x) made for Fair Market Value and (y) in the case of sales, transfers, leases and other dispositions permitted by clauses (n) or (o) of this Section shall be made for at least 75% Cash Consideration.

SECTION 6.06.  Sale and Leaseback Transactions.  Except for the Pension Fund Leases, each of Holdco and the Borrower will not, and the Borrower will not permit any Subsidiary to, enter into any arrangement whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (any such transaction, a “Sale and Leaseback Transaction”).

SECTION 6.07.  Swap Agreements. Each of Holdco and the Borrower will not, and the Borrower will not permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate interest risks to which any Wireline Company has actual exposure in the conduct of its business or the management of its liabilities (other than those in respect of Equity Interests of a Wireline Company), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability of any Wireline Company.

SECTION 6.08.  Restricted Payments; Certain Payments of Debt.  (a) Each of Holdco and the Borrower will not, and the Borrower will not permit any Subsidiary to, directly or indirectly, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)          [reserved];

(ii)         the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;

(iii)        Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(iv)         the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Wireline Company held by any current or former employee, consultant or director of any Wireline Company pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement existing on the Effective Date and listed on Schedule 6.08 and as permitted by an order of the Bankruptcy Court;

(v)          [reserved];

(vi)         [reserved];

(vii)        [reserved];

(viii)       [reserved];

(ix)         [reserved];

(x)          [reserved];

(xi)         [reserved];

(xii)        [reserved];

(xiii)       [reserved];

(xiv)       [reserved]; and

(xv)        Permitted Holdco Payments.

(b)         Each of Holdco and the Borrower will not, and will not permit any of its Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance or termination of any such Indebtedness, or any payment (including, without limitation, any payment under a Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i)           the payment of regularly scheduled payments of principal (including payments at maturity and any mandatory sinking fund or similar deposit), interest and fees and the payment of expenses, in each case as and when due in respect of any Indebtedness (other than Prepetition Debt);

(ii)          [reserved];

(iii)         refinancings of Indebtedness (other than Prepetition Debt) with (including by way of an exchange thereof for) Permitted Refinancing Indebtedness;

(iv)         [reserved]; and

(v)          prepayments of other Indebtedness set forth in the DIP Budget or the Orders.

SECTION 6.09.  Transactions with Affiliates.  Except as set forth on Schedule 6.09, each of Holdco and the Borrower will not, and the Borrower will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to such Wireline Company than could reasonably be expected to be obtained in an arm’s-length transaction with a Person that is not an Affiliate of the Wireline Companies, (b) [reserved], (c) transactions between or among (i) the Loan Parties or any Person that will become a Loan Party in connection therewith or (ii) Subsidiaries that are not Loan Parties, except in each case to the extent that any payments thereunder made by any Wireline Company to such Person are substantially concurrently paid by such Person to any other Affiliate of any Wireline Company and are not otherwise permitted under this Section 6.09, (d) any Restricted Payment permitted by Section 6.08, (e) mergers or consolidations between Subsidiaries or between the Borrower and any Subsidiary permitted under Section 6.03, (f) intercompany Investments, loans, advances and Guarantees permitted under Section 6.04, (g) the provision by Loan Parties of administrative, legal, accounting and similar services in the ordinary course of business to Subsidiaries that are not Loan Parties, (h) the entry into customary tax sharing agreements between or among the Wireline Companies; (i) payments by Wireline Companies on behalf of Holdco; provided that such payments could have been made as a Permitted Holdco Payment; and (j) transactions pursuant to any Permitted Receivables Financing.

SECTION 6.10.  Restrictive Agreements.  Each of Holdco and the Borrower will not, and the Borrower will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any consensual agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Wireline Company to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Secured Parties (or an agent or trustee on their behalf) or to transfer any of its properties or assets to any other Wireline Company, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any other Wireline Company or to Guarantee Indebtedness of any other Wireline Company; provided that:

(i)           the foregoing shall not apply to restrictions and conditions imposed by law or regulation or by any Loan Document or related documents,

(ii)          the foregoing shall not apply to restrictions and conditions existing on the Effective Date in respect of Prepetition Debt or identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition),

(iii)         the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder,

(iv)         clause (a) of this Section 6.10 shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness,

(v)          clause (a) of this Section 6.10 shall not apply to restrictions imposed by customary provisions in leases and other contracts restricting the assignment thereof,

(vi)         the foregoing shall not apply to restrictions or conditions applicable to any Person or the property or assets of a Person acquired by the Borrower or any of its Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which restriction or condition is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the restrictions and conditions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(vii)        the foregoing restrictions shall not apply to restrictions or conditions (A) on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business, (B) existing under, by reason of or with respect to provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture agreements, limited liability company agreements and other similar agreements and which the Borrower’s board of directors determines will not adversely affect the Borrower’s ability to make payments of principal or interest payments on the Loans, or (C) existing under, by reason of or with respect to Indebtedness incurred to refinance any Indebtedness, in each case as permitted under Section 6.01; provided that the restrictions contained in the agreements governing the Indebtedness incurred to refinance Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(viii)       [reserved];

(ix)         clause (a) of this Section 6.10 shall not apply to restrictions or conditions imposed by the RUS Grant and Security Agreements if such restrictions or conditions apply only to Excluded RUS Grant Assets; and

(x)          the foregoing shall not apply to any such restrictions included in the documentation governing Investments made pursuant to Section 6.04(s) to the extent such restrictions relate solely to such Investments.

SECTION 6.11.  Amendment of Material Documents.  Each of Holdco and the Borrower will not, and the Borrower will not permit any Subsidiary to, amend, modify or waive any of its rights under (a) its certificate of incorporation, by-laws or other organizational documents or (b) any instruments, agreements or other documents in respect of Material Indebtedness, in each case in a manner materially adverse to the Lenders.

SECTION 6.12.  Change in Fiscal Year.  Each of Holdco and the Borrower will not, and the Borrower will not permit any Subsidiary to, change its fiscal year or change its method of determining fiscal quarters.

SECTION 6.13.  Subrogation.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, assert any right of subrogation or contribution against any other Debtors until the payment in full in cash of all the Facility Obligations (other than contingent indemnity obligations with respect to then unasserted claims).

SECTION 6.14.  [Reserved].

SECTION 6.15. Additional Bankruptcy Matters.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, without the Administrative Agent’s prior written consent (and in the case of clause (a) below, the Required Lenders’ prior written consent), do any of the following:

(a)         assert, join, investigate, support or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against any of the Agents, Lenders or Issuing Banks;

(b)         subject to the terms of the Orders and subject to Article 7, object to, contest, delay, prevent or interfere with in any manner the exercise of rights and remedies by the Agents or the Lenders with respect to the Collateral following the occurrence of an Event of Default, including without limitation a motion or petition by any Agent or Lender to lift an applicable stay of proceedings to do the foregoing (provided that any Loan Party may contest or dispute whether an Event of Default has occurred in accordance with the terms of the Orders); or

(c)         except as expressly provided or permitted hereunder (including, without limitation, to the extent authorized pursuant to any order of the Bankruptcy Court complying with the terms of this Agreement) or, with the prior consent of the Administrative Agent, as provided pursuant to any other Approved Bankruptcy Court Order, make any payment or distribution to any non-Debtor Affiliate or insider of any Wireline Company outside of the ordinary course of business.

ARTICLE 7
Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)          the Borrower shall fail to pay any principal of any Loan or any LC Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)         the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)         [reserved];

(d)         any representation or warranty made or deemed made by or on behalf of any Wireline Company in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(e)          the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the Borrower’s existence), 5.09 or in Article 6;

(f)          any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (e) of this Article), and such failure shall continue unremedied for a period of 30 days after receipt of notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(g)         any Wireline Company shall fail to make any payment of principal, interest or premium in respect of any Material Indebtedness, when and as the same shall become due and payable (with all applicable grace periods having expired); provided that this clause (g) shall not apply to any Indebtedness outstanding hereunder or any Prepetition Debt;

(h)         any event or condition occurs that results in any Material Indebtedness (other than Prepetition Debt) becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired and all applicable notices having been given) the holder or holders of any Material Indebtedness (other than Prepetition Debt) or any trustee or agent on its or their behalf to cause any Material Indebtedness (other than Prepetition Debt) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that this clause (h) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer or other disposition of the property or assets securing such Indebtedness;

(i)          [RESERVED];

(j)          [RESERVED];

(k)         [RESERVED];

(l)          one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (except to the extent any applicable third party insurer has acknowledged liability therefor and, for the avoidance of doubt, excluding any judgment rendered by the Southern District of New York in respect of case number 17-CV-7857 (JMF)) (“Disclosed Judgment”) shall be rendered against any Wireline Company or any combination thereof (which, in the case of the Debtors only, arose following the Petition Date) and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Wireline Company to enforce any such judgment;

(m)        an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(n)         a Change of Control shall occur;

(o)         any Regulatory Authorization shall expire or terminate or be revoked or otherwise lost, if such expiration, termination, revocation or loss could reasonably be expected to have a Material Adverse Effect;

(p)         any Lien purported to be created under any Security Document or Order shall cease to be, or shall be asserted by any Loan Party not to be, a valid and, except to the extent otherwise permitted by the Security Agreement or Order, perfected Lien on any Collateral, with the priority required by the applicable Security Document or Order, except (i) [reserved], (ii) as a result of a sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (iii) as a result of such Loan Party’s being released from its obligations under and pursuant to the Security Agreement or (iv) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other documents delivered to it under the Security Agreement;

(q)         any Guarantor’s Facility Guarantee shall at any time fail to constitute a valid and binding agreement of such Guarantor (other than in accordance with its terms) or any Wireline Company shall so assert in writing;

(r)          the Guarantees of the Facility Obligations by any Loan Party, other than an Insignificant Subsidiary, pursuant to Article 10 shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

(s)          any Lien (other than a Permitted Encumbrance of the type described in clause (a), (h) (but only to the extent granted in favor of a Wireline Company) or (i) of the definition thereof and any Lien securing the obligations under the Loan Documents) shall exist on the interest of Holdco in the Master Lease;

(t)          Holdco shall create, incur, become obligated with respect to or otherwise  suffer to exist any Indebtedness other than (i) Indebtedness owed by Holdco to any Wireline Company, (ii) guarantees made by Holdco under Article 10 and (iii) guarantees made by Holdco of any obligations (other than Indebtedness) of any Wireline Company incurred in the ordinary course of business, including with respect to contingent obligations under purchase agreements or sale agreements by its subsidiaries;

(u)         [RESERVED];

(v)         [RESERVED];

(w)        [RESERVED];

(x)

(i)           the entry of an order dismissing any of the Cases or converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, or any filing by any Loan Party of a motion or other pleading seeking entry of such an order;

(ii)          a trustee, receiver, interim receiver,  or a responsible officer or an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner), or any similar person is appointed or elected in the any of the Cases, any Loan Party (or any Subsidiary or parent thereof) applies for, consents to, or fails to contest in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Required Lenders in their sole discretion;

(iii)         the entry of an order or the filing by any Loan Party of an application, motion or other pleading seeking entry of an order staying, reversing, amending, supplementing, vacating or otherwise modifying the Interim Order or the Final Order, or any of the Borrower or any of its Affiliates shall apply for authority to do so, without the prior written consent of the Lenders, or the Interim Order or Final Order with respect to the Facilities shall cease to be in full force and effect;

(iv)         (w) the entry of an order in any of the Cases denying or terminating use of cash collateral by the Loan Parties, (x) the termination of the right of any Loan Party to use any cash collateral under the Interim Order or the Final Order, and in either case the Debtors have not otherwise obtained authorization to use cash collateral with the prior written consent of the Administrative Agent and the Required Lenders, (y) the filing of any motion by the Prepetition Agent to terminate the Loan Parties’ use of cash collateral pursuant to paragraph 20(b) of the Interim Order (and any corresponding provision in the Final Order) or (z) any other event that terminates the Loan Parties’ rights to use cash collateral;

(v)          the entry of an order in any of the Cases granting relief from any stay of proceeding (including, without limitation, the automatic stay) to allow a third party to proceed against any assets of the Debtors having an aggregate value in excess of $25,000,000 or to permit other actions that would have a material adverse effect on the Debtors or their estates;

(vi)         any of the Loan Parties or any of their Subsidiaries, or any person claiming by or through any of the Loan Parties or their Subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist, support or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or the Lenders;

(vii)        the entry of a final non-appealable order in the Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders or the commencement of any other actions by the Loan Parties, that challenges the rights and remedies of the Agents or the Lenders under the Facility in any of the Cases or that is inconsistent with the Loan Documents;

(viii)       the entry of an order in any of the Cases seeking authority to use cash collateral (other than with the prior written consent of the Administrative Agent and the Required Lenders) or to obtain financing under Section 364 of the Bankruptcy Code (other than the Facilities);

(ix)         without the written consent of the Administrative Agent and the Required Lenders, the entry of an order in any of the Cases granting adequate protection to any other person (which, for the avoidance of doubt, shall not apply to any payments made pursuant to any Order or any “first day” orders reasonably acceptable to the Administrative Agent);

(x)          the filing or support of any pleading by any Loan Party or any Subsidiary or parent thereof seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (ix) above or which could otherwise be reasonably expected to result in the occurrence of an Event of Default and such application is not contested in good faith by the Debtors or any other material subsidiaries and the relief requested is granted in an order that is not stayed pending appeal;

(xi)         termination or expiration of any exclusivity period for any Loan Party to file or solicit acceptances for a Reorganization Plan;

(xii)        the making of any Prepetition Payments other than (i) as permitted by the Interim Order or the Final Order, (ii) as permitted by any orders of the Bankruptcy Court reasonably satisfactory to the Administrative Agent and consistent with the DIP Budget or (iii) as permitted by any other order of the Bankruptcy Court in amounts reasonably satisfactory to the Administrative Agent and the Required Lenders, but in the case of clauses (i) and (ii) in amounts not in excess of the amounts set forth for such payments in the DIP Budget;

(xiii)       the Final Order Entry Date shall not have occurred within 60 days after the Petition Date;

(xiv)       an order of the Bankruptcy Court granting, other than in respect of the Facilities and the Carve Out, any claim entitled to superpriority administrative expense claim status in the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Administrative Agent and the Lenders, or the filing by any Loan Party or any of its Subsidiaries (or any parent thereof) of a motion or application seeking entry of such an order;

(xv)        other than with respect to the Carve Out and the Liens permitted to have such priority under the Loan Documents and the Orders, any Loan Party shall create or incur, or the Bankruptcy Court enters an order granting, any Lien which is pari passu with or senior to any Liens under the Loan Documents;

(xvi)       noncompliance by any Loan Party or any of its Subsidiaries with the terms of the Interim Order or the Final Order in any material respect;

(xvii)      the filing of a motion, pleading or proceeding by any of the Borrower or any of its Affiliates which could reasonably be expected to result in a material impairment of the rights or interests of the Lenders or a determination by a court with respect to a motion, pleading or proceeding brought by another party which results in a material impairment of the rights or interests of the Lenders;

(xviii)     a Reorganization Plan that does not contemplate an Approved Reorganization or a schedule providing for the idling, closing and/or sale of the Debtors’ operations that is not an acceptable to the Required Lenders shall be confirmed in any of the Cases, or any order shall be entered which dismisses any of the Cases, which does not provide for termination of the aggregate Commitments, indefeasible payment in full in cash of the obligations under the Loan Documents and Cash Collateralize the LC Exposure in respect of such Letter of Credit in the manner set forth in the first sentence of Section 2.04(j), or any of the Loan Parties or any of their subsidiaries, shall file, propose, support, or fail to contest in good faith the filing or confirmation of such a Reorganization Plan or the entry of such an order; or

(xix)       any Loan Party (or any subsidiary or parent thereof) shall file a motion, without the Administrative Agent’s written consent, seeking authority to sell all or substantially all of its assets in a transaction;

(xx)        any Loan Document shall cease to be effective or shall be contested by the Borrower or any of its Affiliates;

(xxi)       the Loan Documents, in form and substance satisfactory to the Administrative Agent acting in good faith, shall not have been entered into within 21 days after the Interim Order Entry Date and prior to the Final Order Entry Date, unless such date is extended by the Administrative Agent acting in good faith; and

(xxii)      the filing or support of any pleading by any Loan Party or Subsidiary or parent thereof seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (xxi) above or which could otherwise be reasonably expected to result in the occurrence of an Event of Default and such application is not contested in good faith by the Debtors or any other material subsidiaries and the relief requested is granted in an order that is not stayed pending appeal;

then, and in every such event, and at any time thereafter during the continuance of such event, but subject to the Orders in all respects, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (A) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (B) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that with respect to the enforcement of Liens or other remedies with respect to the Collateral of the Debtors, the Administrative Agent shall provide the Borrower at least 5 Business Days’ notice prior to the taking of such action; provided that during such period, any party in interest shall be entitled to seek an emergency hearing with the Bankruptcy Court, for the sole purpose of contesting whether an Event of Default has occurred and/or is continuing.

ARTICLE 8
The Agents

(a)         Each of the Lenders and the Issuing Banks hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent as its agent and authorizes (i) the Collateral Agent to sign and deliver the Security Documents and (ii) each such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b)         Any bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Wireline Company or Affiliate thereof as if it were not an Agent.

(c)         No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Wireline Company that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)         Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for any Wireline Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)          Any Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent.  Any Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as an Agent.

(f)          Subject to the appointment and acceptance of a successor Administrative Agent or Collateral Agent, as the case may be, as provided in this paragraph, each of the Administrative Agent and/or the Collateral Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which may not be unreasonably withheld), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent or Collateral Agent, as the case may be, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between the Borrower and such successor.  After any Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

(g)         Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

(h)         Notwithstanding any other provision of this Agreement or any provision in any other Loan Document, each of the Co-Documentation Agents, the Lead Arranger and the Joint Bookrunners and Arrangers are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document.

(i)          (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)           such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)         (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(j)          The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders.  Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any  Disqualified Lender.

ARTICLE 9
Miscellaneous

SECTION 9.01.  Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)           if to the Borrower, to it at 4001 Rodney Parham Road, Mail Stop 1170-B1-F3-24A, Little Rock, Arkansas 72212-2442, Attention of Treasurer (Telecopy No. 501-748-6392);

(ii)          if to the Administrative Agent or the Collateral Agent, to Citibank, N.A., 388 Greenwich Street, New York, NY 10013, Attention of Jeffrey Kang (Telecopy No. 212-816-6799), with copies to 1615 Brett Road, New Castle, DE 19720, Attention of ABTF Agency Operations, (Telecopy No. (302) 894-6010) (email: glabfunitloansops@citi.com);

(iii)         if to an Issuing Bank, to it at the address provided to the Borrower for notices to such Issuing Bank in such capacity; and

(iv)         if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)         Notices and other communications to the Lenders and the Issuing Bank hereunder may also be delivered or furnished by electronic communications (including e-mail and Internet or intranet website) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article 2 if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)         Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.  (a)  No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Lender Party may have had notice or knowledge of such Default at the time.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)         Subject to Section 2.13(b), no Loan Document or any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent (or, in the case of any Security Document, the Collateral Agent) with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than any waiver of default interest payable pursuant to Section 2.12(c)), or reduce or forgive any fees payable hereunder, without the written consent of each Lender Party directly affected thereby, (iii) postpone the scheduled date of repayment of the principal amount of any Loan pursuant to Section 2.08 (other than modifications to clause (a) of the definition of “Termination Date”) or the required date of reimbursement of any LC Disbursement, or any interest (other than any waiver of default interest) or any fees payable hereunder, or reduce (other than any waiver of default interest) the amount of, waive or excuse any such repayment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) waive any condition set forth in Section 4.02 without the written consent of the Administrative Agent, (v) change the penultimate sentence of Section 2.10(i), the last sentence of Section 2.07(c) or Section 2.17(b) or (c), in each case in a manner that would alter the pro rata sharing of payments or reduction of Commitments required thereby, without the written consent of each Lender adversely affected thereby (it being understood that an amendment shall not be deemed to change such provisions in such manner to the extent it effects an increase in the commitment of any Lender(s) or in the aggregate amount of the commitments of any class), (vi) change any of the provisions of this Section or reduce the percentage set forth in the definition of “Required Lenders” (or the definition of “Required Revolving Lenders”) or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights hereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, or each Lender of such Class, as the case may be (it being understood that an amendment shall not be deemed to change such provisions to the extent it effects an increase in the commitment of any Lender(s) or in the aggregate amount of the commitments of any class), (vii) release any material Guarantor from its Facility Guarantee (except as expressly provided in Article 10), or limit its liability in respect of its Facility Guarantee, without the written consent of each Lender, (viii) release all or substantially all of the Collateral from the Transaction Liens, without the written consent of each Lender, (ix) [RESERVED], (x) [RESERVED], (xi) change any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (xii) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(e) without the prior written consent of such SPV, (xiii) amend the definition of “Interest Period” so as to permit any Interest Period of greater than 6 months without the consent of all Lenders participating in the applicable Borrowing, without the written consent of each such Lender or (xiv) amend or modify the Superpriority Claim status of the Lenders under the Orders or under any Loan Document without the written consent of each Lender; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or any Issuing Bank under the Loan Documents without the prior written consent of such Agent or such Issuing Bank, as the case may be, (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Class of Lenders (but not of any other Class of Lenders) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (C) [reserved].  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (as provided in the definitions of “Required Lenders” and “Required Revolving Lenders”), except that the Commitment of such Lender may not be increased or extended without its consent.

(c)         In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and/or, to the extent so required, the consent of the Required Revolving Lenders) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require each of the Non-Consenting Lenders to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank), which consent(s) shall not unreasonably be withheld or delayed, (ii) each Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii)(C) and (iv) if the consent, amendment or waiver in question contemplates a prepayment or repricing in accordance with Section 2.10(g)(i) in respect of any Term Loans held by such Non-Consenting Lender, the Borrower shall pay the Term Prepayment Fee (if any) that would otherwise be payable hereunder as if such outstanding Term Loans of such Non-Consenting Lender were prepaid or repriced in their entirety in connection with such repricing or prepayment on the date of the consummation of such assignment.

(d)         Further, notwithstanding anything to the contrary contained in this Section, if following the date hereof, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents then the Administrative Agent (acting in its sole discretion) and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Joint Bookrunner and Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell, special New York counsel, respectively, for the Administrative Agent, the Collateral Agent and the Joint Bookrunner and Arrangers, in connection with the syndication of the Facilities and the preparation of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the  Joint Bookrunner and Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent and the Joint Bookrunner and Arrangers in connection with the administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (iii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit by it or any demand for payment thereunder and (iv) all out-of-pocket expenses incurred by any Lender Party, including the fees, charges and disbursements of any counsel for any Lender Party, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)         The Borrower shall indemnify each of the Lender Parties, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, but excluding Taxes, which are governed by Section 2.16, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Wireline Company, or any Environmental Liability related in any way to any of the Wireline Companies, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee, (B) any claims of such Indemnitee against any other Indemnitee (other than claims against any Indemnitee in its capacity or in fulfilling its role as an Agent or similar role under the Loan Documents and other than claims to the extent arising out of any act or omission on the part of any Loan Party or its Affiliates) and/or (C) the material breach by such Indemnitee of its obligations hereunder or under any other Loan Document.

(c)          To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent or Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on the aggregate amount of (x) in the case of a payment owed to an Agent, the Revolving Commitments and outstanding Term Loans and (y) in the case of a payment owed to an Issuing Bank, the Revolving Commitments) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Agent or Issuing Bank in its capacity as such.

(d)          To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)          All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

SECTION 9.04.  Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the other Agents and the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:

(A)         the Borrower, provided that (x) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee and (y) such consent may not be unreasonably withheld or delayed and shall be deemed given if the Borrower shall not have responded to a request for such consent within 5 business days;

(B)         the Administrative Agent, provided that, in the case of an assignment of any Term Loan, (x) no consent of the Administrative Agent shall be required for such assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (y) such consent may not be unreasonably withheld or delayed; and

(C)         the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii)         Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that assignments made pursuant to Section 2.18(b) shall not require the signature of the assigning Lender to become effective;

(D)         the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more individuals (each such individual, a “Credit Contact”) to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective subsidiaries) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E)         in the case of an assignment of Loans to the Borrower, the Borrower shall be deemed to be excluded from the definition of “Lender” for the purposes of Section 9.02; and

(F)          no assignment shall be made to any natural person or any Disqualified Lender.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

(iii)         Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)         The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Absent manifest error, the entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)          Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)         The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c)         Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)         Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)          Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle organized and administered by such Granting Lender (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the SPV shall provide the documentation described in Section 2.16(f) and shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the Granting Lender would be entitled to receive thereunder.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof; provided that each Lender designating any SPV hereby agrees to indemnify and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPV during such period of forbearance.  In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments  delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness; Orders Control.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective on the date the conditions set forth in Section 4.01 have been satisfied.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control. To the extent that any specific provision hereof is inconsistent with any of the Orders, the Interim Order or Final Order (as applicable) shall control.

SECTION 9.07.  Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, any Issuing Bank and each of their respective Affiliates is hereby authorized (but only with the consent of the Required Lenders, unless an Event of Default of the type described in paragraph (a), (b), (i) or (j) of Article 7 shall have occurred and be continuing or the maturity of the Loans shall have been accelerated pursuant to Article 7) at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding (i) trust accounts for the benefit of third parties that have been certified as such by a Financial Officer to the Administrative Agent and the Lender or Issuing Bank that is the depositary bank and (ii) unless the maturity of the Loans shall have been accelerated pursuant to Article 7, up to an aggregate amount of $60,000,000 held in payroll accounts of the Loan Parties that have been certified as such by a Financial Officer to the Administrative Agent and the Lender or Issuing Bank that is the depositary bank) at any time held and other obligations at any time owing by such Lender, such Issuing Bank or such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such obligation.  The rights of each Lender and Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or Issuing Bank and their respective Affiliates may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service Of Process.  (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York and (to the extent applicable) the Bankruptcy Code.

(b)         The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in any Loan Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to any Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)         The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)         Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  (a) Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or self-regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee or pledgee under Section 9.04(d) of or Participant in, or any prospective assignee or pledgee under Section 9.04(d) of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower (viii) to any rating agency when required by it, provided that, prior to such disclosure, such rating agency shall undertake to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from the Administrative Agent, Issuing Bank or Lender, as applicable, (ix) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans or (x) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower (other than a source actually known by such disclosing Person to be bound by confidentiality provisions comparable to those set forth in this Section 9.12). For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than (x) any such information that is available to any Agent, Issuing Bank or Lender on a non-confidential basis prior to disclosure by the Borrower (other than from a source actually known by such party to be bound by confidentiality obligations) and (y) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers that serve the lending industry.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)         EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)         ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13.  USA PATRIOT ACT.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.14.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursement or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15.  [Reserved].

SECTION 9.16.  No Fiduciary Duty.  Each Agent, each Lender and their Affiliates (collectively, the “Lender Group” and each, a “Lender Group Member”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Group Member, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other.  The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Group, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Group Member has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Group Member has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender Group Member is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person.  Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Loan Party agrees that it will not claim that any Lender Group Member has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

SECTION 9.17.  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)         the effects of any Bail-in Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE 10
Guarantee

SECTION 10.01.  Guarantee.  Each Guarantor unconditionally guarantees, jointly with any other Guarantors of the Facility Obligations and severally, as a primary obligor and not merely as a surety, the due and punctual payment of the Facility Obligations.  To the fullest extent permitted by applicable law and except as otherwise provided in the Loan Documents, each Guarantor waives notice of, or any requirement for further assent to, any agreements or arrangements whatsoever by the Secured Parties with any other person pertaining to the Facility Obligations, including agreements and arrangements for payment, extension, renewal, subordination, composition, arrangement, discharge or release of the whole or any part of the Facility Obligations, or for the discharge or surrender of any or all security, or for the compromise, whether by way of acceptance of part payment or otherwise, and, to the fullest extent permitted by applicable law, the same shall in no way impair each Guarantor’s liability hereunder.

SECTION 10.02.  Facility Obligations Not Waived.  To the fullest extent permitted by applicable law and except as otherwise provided for herein or in the other Loan Documents, each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other person of any of the Facility Obligations, and also to the extent permitted by law and except as otherwise provided for herein or in the other Loan Documents waives notice of acceptance of its guarantee, notice of protest for nonpayment and all other formalities.  To the fullest extent permitted by applicable law and except as otherwise provided for herein or in the other Loan Documents, the Guarantee of each Guarantor hereunder shall not be affected by (a) the failure of any Loan Party to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower or any Guarantor under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension, renewal or increase of or in any of the Facility Obligations; (c) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Agreement, the Credit Agreement, any other Loan Document, any guarantee or any other agreement or instrument, including with respect to any Guarantor under the Loan Documents; (d) the release of (or the failure to perfect a security interest in) any of the security held by or on behalf of the Collateral Agent or any other Secured Party; or (e) the failure or delay of any Secured Party to exercise any right or remedy against the Borrower or any Guarantor of the Facility Obligations.

SECTION 10.03.  Security.  Each Guarantor authorizes the Collateral Agent to (a) take and hold security (to the extent provided for in the Orders or such Guarantor has executed a Security Document in favor of the Collateral Agent) for the payment of this Guarantee and the Facility Obligations and exchange, enforce, waive and release any such security pursuant to the terms of any other Loan Documents; (b) apply such security and direct the order or manner of sale thereof as it in its sole discretion may determine subject to the terms of any other Loan Documents; and (c) release or substitute any one or more endorsees, other Guarantors or other obligors pursuant to the terms of any other Loan Documents.  In no event shall this Section 10.03 require any Guarantor to grant security, except as required by the terms of the Loan Documents.

SECTION 10.04.  Guarantee of Payment.  Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and, to the fullest extent permitted by applicable law, waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any of the security held for payment of the Facility Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other person.

SECTION 10.05.  No Discharge or Diminishment of Guarantee.  To the fullest extent permitted by applicable law and except as otherwise expressly provided in this Agreement, the Facility Obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Facility Obligations (other than contingent indemnity obligations with respect to then unasserted claims)), including any claim of waiver, release, surrender, alteration or compromise of any of the Facility Obligations, and shall not be subject to any defense (other than a defense of payment) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Facility Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall, to the fullest extent permitted by applicable law, not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document, any guarantee or any other agreement or instrument, by any amendment, waiver or modification of any provision of this Agreement or any other Loan Document or other agreement or instrument, by any default, failure or delay, willful or otherwise, in the performance of the Facility Obligations, or by any other act, omission or delay to do any other act that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Facility Obligations (other than contingent indemnity obligations with respect to then unasserted claims)) or which would impair or eliminate any right of any Guarantor to subrogation.

SECTION 10.06.  Defenses Waived.  To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of the unenforceability of the Facility Obligations or any part thereof from any cause or the cessation from any cause of the liability (other than the payment in full in cash of the Facility Obligations) of the Borrower or any other person. Subject to the terms of the other Loan Documents, the Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Facility Obligations, make any other accommodation with the Borrower or any other Guarantor or exercise any other right or remedy available to them against the Borrower or any other Guarantor, without affecting or impairing in any way the liability of each Guarantor hereunder except to the extent the Facility Obligations have been paid in cash.  Pursuant to and to the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of each Guarantor against the Borrower or any other Guarantor or any security.

SECTION 10.07.  Agreement to Pay; Subordination.  In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against each Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Facility Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Secured Party as designated thereby in cash an amount equal to the unpaid principal amount of such Facility Obligations then due, together with accrued and unpaid interest and fees on such Facility Obligations.  Upon payment by each Guarantor of any sums to the Administrative Agent or any Secured Party as provided above, all rights of each Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Facility Obligations  (other than contingent indemnity obligations with respect to then unasserted claims). In addition, any indebtedness of the Borrower or any Subsidiary now or hereafter held by each Guarantor that is required by this Agreement to be subordinated to the Facility Obligations is hereby subordinated in right of payment to the prior payment in full of the Facility Obligations.  If any amount shall be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness at any time when any Facility Obligation then due and owing has not been paid, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent  to be credited against the payment of the Facility Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

SECTION 10.08.  General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Agreement would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Agreement, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by any Guarantor, any creditor or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 10.09.  Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’ financial condition and assets, all other circumstances bearing upon the risk of nonpayment of the Facility Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs hereunder and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 10.10.  Covenant; Representations and Warranties.  Each Guarantor agrees and covenants to, and to cause its Subsidiary to, take, or refrain from taking, each action that is necessary to be taken or not taken, so that no breach of the agreements and covenants contained in this Agreement pertaining to actions to be taken, or not taken, by such Guarantor or its Subsidiary will result.  Each Guarantor represents and warrants as to itself that all representations and warranties relating to it contained in this Agreement are true and correct in all material respects on and as of the date hereof; provided that  each reference in any such representation and warranty to the knowledge of the Borrower shall, for the purposes of this Section 10.10, be deemed to be a reference to Guarantor’s knowledge.

SECTION 10.11.  Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Article 10 in respect of Swap Obligations; provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.11, or otherwise under this Article 10, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section 10.11 shall remain in full force and effect until a discharge of the Facility Obligations. Each Qualified ECP Guarantor intends that this Section 10.11 constitute, and this Section 10.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HOLDINGS:
WINDSTREAM HOLDINGS, INC., a Delaware corporation

By:	/s/ Robert E. Gunderman
Name: Robert E. Gunderman
Title: Chief Financial Officer

BORROWER:
WINDSTREAM SERVICES, LLC, as a Delaware limited liability company

By:	/s/ Robert E. Gunderman
Name: Robert E. Gunderman
Title: Chief Financial Officer

GUARANTORS:
THE GUARANTORS LISTED ON ANNEX I HERE TO

	By:	/s/ Robert E. Gunderman
Name: Robert E. Gunderman
Title: Chief Financial Officer

[Signature Page to DIP Credit Agreement]

ANNEX I

Allworx Corp.

ARC Networks, Inc.

ATX Communications, Inc.

ATX Telecommunications Services of Virginia, LLC

BOB, LLC

Boston Retail Partners LLC

BridgeCom Holdings, Inc.

BridgeCom Solutions Group, Inc.

Broadview Networks of Massachusetts, Inc.

Broadview Networks of Virginia, Inc.

Buffalo Valley Management Services, Inc.

Business Telecom of Virginia, Inc.

BV-BC Acquisition Corporation

Cavalier IP TV, LLC

Cavalier Services, LLC

Cavalier Telephone, L.L.C.

CCL Historical, Inc.

Choice One Communications of Connecticut Inc.

Choice One Communications of Maine Inc.

Choice One Communications of Massachusetts Inc.

Choice One Communications of Ohio Inc.

Choice One Communications of Rhode Island Inc.

Choice One Communications of Vermont Inc.

Choice One of New Hampshire, Inc.

Cinergy Communications Company of Virginia, LLC

Conestoga Enterprises, Inc.

Conestoga Management Services, Inc.

Connecticut Broadband, LLC

Connecticut Telephone & Communication Systems, Inc.

Conversent Communications Long Distance, LLC

Conversent Communications of Connecticut, LLC

Conversent Communications of Maine, LLC

Conversent Communications of Massachusetts, Inc.

Conversent Communications of New Hampshire, LLC

Conversent Communications of Rhode Island, LLC

Conversent Communications of Vermont, LLC

CoreComm-ATX, Inc.

CoreComm Communications, LLC

CTC Communications of Virginia, Inc.

D&E Communications, LLC

D&E Management Services, Inc.

D&E Networks, Inc.

Equity Leasing, Inc.

Eureka Broadband Corporation

Eureka Holdings, LLC

Eureka Networks, LLC

Eureka Telecom of VA, Inc.

Heart of the Lakes Cable Systems, Inc.

Info-Highway International, Inc.

InfoHighway Communications Corporation

InfoHighway of Virginia, Inc.

Iowa Telecom Data Services, L.C.

Iowa Telecom Technologies, LLC

IWA Services, LLC

KDL Holdings, LLC

McLeodUSA Information Services LLC

McLeodUSA Purchasing, LLC

MPX, Inc.

Norlight Telecommunications of Virginia, LLC

Oklahoma Windstream, LLC

Open Support Systems, LLC

PaeTec Communications of Virginia, LLC

PAETEC Holding, LLC

PAETEC iTEL, L.L.C.

PAETEC Realty LLC

PAETEC, LLC

PCS Licenses, Inc.

Progress Place Realty Holding Company, LLC

RevChain Solutions, LLC

SM Holdings, LLC

Southwest Enhanced Network Services, LLC

Talk America of Virginia, LLC

Teleview, LLC

Texas Windstream, LLC

US LEC of Alabama LLC

US LEC of Florida LLC

US LEC of South Carolina LLC

US LEC of Tennessee LLC

US LEC of Virginia LLC

US Xchange Inc.

US Xchange of Illinois, L.L.C.

US Xchange of Michigan, L.L.C.

US Xchange of Wisconsin, L.L.C.

Valor Telecommunications of Texas, LLC

WIN Sales & Leasing, Inc.

Windstream Alabama, LLC

Windstream Arkansas, LLC

Windstream Business Holdings, LLC

Windstream BV Holdings, LLC

Windstream Cavalier, LLC

Windstream Communications Kerrville, LLC

Windstream Communications Telecom, LLC

Windstream CTC Internet Services, Inc.

Windstream Direct, LLC

Windstream Eagle Holdings LLC

Windstream Eagle Services, LLC

Windstream EN-TEL, LLC

Windstream Finance Corp.

Windstream Holding of the Midwest, Inc.

Windstream Iowa Communications, LLC

Windstream Iowa-Comm, LLC

Windstream KDL-VA, LLC

Windstream Kerrville Long Distance, LLC

Windstream Lakedale Link, Inc.

Windstream Lakedale, Inc.

Windstream Leasing, LLC

Windstream Lexcom Entertainment, LLC

Windstream Lexcom Long Distance, LLC

Windstream Lexcom Wireless, LLC

Windstream Montezuma, LLC

Windstream Network Services of the Midwest, Inc.

Windstream NorthStar, LLC

Windstream NuVox Arkansas, LLC

Windstream NuVox Illinois, LLC

Windstream NuVox Indiana, LLC

Windstream NuVox Kansas, LLC

Windstream NuVox Oklahoma, LLC

Windstream Oklahoma, LLC

Windstream SHAL Networks, Inc.

Windstream SHAL, LLC

Windstream Shared Services, LLC

Windstream South Carolina, LLC

Windstream Southwest Long Distance, LLC

Windstream Sugar Land, LLC

Windstream Supply, LLC

Xeta Technologies, Inc.

GOLDMAN SACHS BANK USA, as a Lender and Issuing Bank

By:	/s/ Thomas M. Manning
Name: Thomas M. Manning
Title: Authorized Signatory

[Signature Page to DIP Credit Agreement]

JP MORGAN CHASE BANK, N.A ., as a Lender and Issuing Bank

By:	/s/ Ben MacDonald
Name: Ben MacDonald
Title: Executive Director

[Signature Page to DIP Credit Agreement]

BARCLAYS BANK PLC, as a Lender and Issuing Bank

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director

[Signature Page to DIP Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender and Issuing Bank

By:	/s/ Philip Saliba
Name: Philip Saliba
Title: Director

By:	/s/ Michael Strobel
Name: Michael Strobel
Title: Vice President

[Signature Page to DIP Credit Agreement]

CITIBANK, N.A.,
as Administrative Agent, Collateral Agent, Issuing Bank, and as a Lender

By:	/s/ David L. Smith
Name: David L. Smith
Title: Vice President and Director

CITICORP NORTH AMERICA, INC.
as a Lender

By:	/s/ David Smith
Name: David Smith
Title: Attorney in fact

[Signature Page to DIP Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as a Lender and Issuing Bank

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

By:	/s/ Brady Bingham
Name: Brady Bingham
Title: Authorized Signatory

[Signature Page to DIP Credit Agreement]

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Credit Agreement), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective Facilities identified below (including any Letters of Credit, guarantees and Collateral included in such Facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement or any other Loan Document or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Windstream Services, LLC

4.	Administrative Agent:	Citibank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The Superpriority Secured Debtor-In-Possession Credit Agreement dated as of March 13, 2019, among Windstream Services, LLC, a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, Windstream Holdings, Inc., a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, the Guarantors from time to time party thereto, each Guarantor on the Closing Date, a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, the Lenders party thereto, Citibank, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto

1 Select as applicable.

6.	Assigned Interest:

Facility Assigned[3]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[4]
	$	$	%
	$	$	%
	$	$	%

Effective Date:   _____________ ___, 20___ (the “Effective Date”)  [TO BE INSERTED BY ADMINISTRATIVE AGENT UPON ENTRY OF THIS EXECUTED ASSIGNMENT INTO THE REGISTER AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information  (which may contain material non-public information about the Wireline Companies and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

3 Fill in the appropriate terminology for the types of Facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Loan,” “Term Loan”, etc.)

4 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders under the applicable Facility.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][5] Accepted:

CITIBANK, N.A., as
Administrative Agent

By
Title:

5 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:][6]

WINDSTREAM SERVICES, LLC

By
Title:

6 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

[Consented to:][7]

CITIBANK, N.A., as
Issuing Bank

By
Title:

[ADD OTHER ISSUING BANKS]

7 To be added only if the consent(s) of the Issuing Bank(s) is/are required by the terms of the Credit Agreement.

ANNEX 1

WINDSTREAM SERVICES, LLC
Superpriority Secured Debtor-In-Possession Credit Agreement
dated as of March 13, 2019

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements referred to in Section 3.04 or delivered pursuant to Section 5.01(a) or 5.01(b) thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on any Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

A-1-1

2.   Payments.    From and after the Effective Date, the Administrative Agent and the Collateral Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective permitted successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

A-1-2

EXHIBIT B

FORM OF INTERIM ORDER

[See attached]

B-1

EXHIBIT C

FORM OF SECURITY AGREEMENT

[See attached]

C-1

EXHIBIT D

[Reserved.]

D-1

EXHIBIT E

[Reserved.]

E-1

EXHIBIT F-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Superpriority Secured Debtor-In-Possession Credit Agreement dated as of March 13, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Windstream Services, LLC, a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, Windstream Holdings, Inc., a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, each Guarantor from time to time party thereto, each Guarantor on the Closing Date, a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, each lender from time to time party thereto, Citibank, N.A., as Administrative Agent and Collateral Agent and the other agents party thereto.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

F-1-1

EXHIBIT F-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Superpriority Secured Debtor-In-Possession Credit Agreement dated as of March 13, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Windstream Services, LLC, a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, Windstream Holdings, Inc., a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, each Guarantor from time to time party thereto, each Guarantor on the Closing Date, a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, each lender from time to time party thereto, Citibank, N.A., as Administrative Agent and Collateral Agent and the other agents party thereto.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

F-2-1

EXHIBIT F-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Superpriority Secured Debtor-In-Possession Credit Agreement dated as of March 13, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Windstream Services, LLC, a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, Windstream Holdings, Inc., a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, each Guarantor from time to time party thereto, each Guarantor on the Closing Date, a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, each lender from time to time party thereto, Citibank, N.A., as Administrative Agent and Collateral Agent and the other agents party thereto.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:

Name:
Title:

Date: ________ __, 20[  ]

F-3-1

EXHIBIT F-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Superpriority Secured Debtor-In-Possession Credit Agreement dated as of March 13, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Windstream Services, LLC, a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, Windstream Holdings, Inc., a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, each Guarantor from time to time party thereto, each Guarantor on the Closing Date, a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, each lender from time to time party thereto, Citibank, N.A., as Administrative Agent and Collateral Agent and the other agents party thereto.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

F-4-1